Exhibit 2.1
Execution Version

PURCHASE AGREEMENT
by and between
AIS GLOBAL HOLDINGS LLC,
JFL-AIS PARTNERS, LLC,
THE MANAGEMENT SELLERS NAMED HEREIN
And
GOODRICH CORPORATION
Dated as of November 16, 2009

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SCHEDULES

Schedule 1 — Sellers
Schedule 2 — Closing Net Working Capital and Closing Net Cash Schedule
Disclosure Schedule

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PURCHASE AGREEMENT
This Purchase Agreement, dated as of November 16, 2009, is by and between AIS Global Holdings LLC, a limited liability company organized under the laws of Delaware (the “Company”), JFL-AIS Partners, LLC, a limited liability company organized under the laws of Delaware (“JFL Seller”), each of the individuals set forth on the signature pages hereto as a Management Seller (each a “Management Seller” and collectively with JFL Seller, the “Sellers”) and Goodrich Corporation, a New York corporation (“Buyer”). Sellers and Buyer are referred to collectively herein as the “Parties.”
W I T N E S S E T H :
WHEREAS, Sellers own all of the issued and outstanding membership interests (the “Interests”) in the Company (comprising Class A Preferred Units, Class A Common Units and Class B Common Units); and
WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Interests, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Action” means any action, claim, charge, complaint, material grievance, arbitration, investigation, suit or other proceeding, at law or in equity, by or before any court or other Governmental Authority.
“Additional Voluntary Disclosure Claims” means any General Claim for Damages solely to the extent arising from fines or penalties imposed on Atlantic Inertial US by DDTC in respect of any violations of ITAR described in the Additional Voluntary Disclosures,
“Additional Voluntary Disclosures” has the meaning ascribed to such term in Section 7.10.
“Administrative Agent” means the administrative agent party, as such, to the Credit Agreement.
“Affiliate” means, when used with respect to a specified Person, another Person that either directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and shall be construed in accordance with the rules promulgated under the Securities Act.

“Agreement” means this Purchase Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Allocation Objection” has the meaning set forth in Section 2.4(b).
“Allocation Schedule” has the meaning set forth in Section 2.4(a).
“Antitrust Condition” has the meaning set forth in Section 8.1(b).
“Applicable Expiration Date” has the meaning set forth in Section 10.4(a).
“Atlantic Inertial UK” means Atlantic Inertial Systems Limited, a private limited liability company registered in England and Wales.
“Atlantic Inertial UK Schemes” means (a) the stakeholder pension scheme operated by Friends Provident and known as the Atlantic Inertial Systems Limited Group Stakeholder Pension Plan and (b) the life insurance scheme constituted under a deed and known as the Atlantic Inertial Systems Limited Group Life Scheme.
“Atlantic Inertial US” means Atlantic Inertial Systems Inc., a California corporation.
“Audited Financial Statements” has the meaning set forth in Section 3.5.
“Balance Sheet Date” means September 25, 2009.
“Base Purchase Price” has the meaning set forth in Section 2.3(a).
“BAe Pensions Agreement” means the agreement dated August 20, 2007 made pursuant to the BAe Sale Agreement between the parties thereto (and another) by which it was agreed inter alia that Atlantic Inertial UK would participate in the BAe Schemes.
“BAe Recovery Rights” means any rights that are, as of the date a claim is made, exercisable by Atlantic Inertial US or Atlantic Inertial UK (and/or any of their respective successors and/or assigns) under the terms of any Original Acquisition Documents (or would have been exercisable but for any act or omission of Buyer or any of its Affiliates (including the Company Group) following the Closing.
“BAe Sale Agreement” means the agreement dated April 24, 2007 by and between BAE SYSTEMS Information and Electronic Systems Integration Inc., BAE Systems (Operations) Limited, Guidance Acquisition Corp (now Atlantic Inertial US) and UK Guidance Acquisition Limited (now Atlantic Inertial UK) (as amended).
“BAe Schemes” means (a) the BAE SYSTEMS Pension Scheme; (b) the BAE SYSTEMS 2000 Pension Plan; and (c) the BAE SYSTEMS Executive Pension Plan.
“Benefit” means any pension, retirement, death, incapacity, sickness, disability, accident or other like benefit provided to employees of the Company Group or their dependants.
“Bid” has the meaning set forth in Section 3.11(g).

“Break Cost Amount” means the amounts necessary to be paid to either the Administrative Agent or Bank of Ireland on the Closing Date regarding the termination of the interest rate swaps related to the UK Debt Payoff Amount and the US Debt Payoff Amount.
“Burn-off Date” has the meaning set forth in Section 10.4(d)(ii).
“Business Day” means any day other than Saturday, Sunday or any other day on which the Federal Reserve Bank of New York is closed.
“Business” means the business of each member of the Company Group, SSSL and the SSSL Subsidiaries.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnitees” has the meaning set forth in Section 10.1.
“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under, or to consummate the transaction contemplated by, this Agreement.
“Buyer’s Accountants” means Ernst & Young LLP.
“Cash and Cash Equivalents” means cash and cash equivalents calculated in accordance with Schedule 2 and otherwise in accordance with GAAP.
“Clearance Date” has the meaning set forth in Section 7.4(c).
“Closing” has the meaning set forth in Section 2.2.
“Closing Balance Sheet” means the consolidated balance sheet for the Company Group as at 11:59 p.m. local time for each member of the Company Group on the day before the Closing Date prepared in accordance with Section 2.3.
“Closing Date” means the date the Closing occurs pursuant to Section 2.2.
“Closing Net Cash” means the aggregate amount of Cash and Cash Equivalents of the Company Group (as derived from the Closing Balance Sheet), after deducting the Indebtedness of the Company Group (as derived from the Closing Balance Sheet) and deducting any cash received by Atlantic Inertial UK pursuant to a Future SSSL Dividend (as defined in Section 7.1(c)). Closing Net Cash may be a negative number. Any Cash and Cash Equivalents and/or Indebtedness denominated in a currency other than U.S. dollars, shall be deemed for the purposes of calculating Closing Net Cash to be translated into U.S. dollars at the spot rate quoted by Bloomberg at 5:00 p.m. local time on the day before the Closing Date.
“Closing Net Cash Statement” means a statement of the Closing Net Cash as at 11:59 p.m. local time for each member of the Company Group on the day before the Closing Date prepared in accordance with Section 2.3 and Part C of Schedule 2.
“Closing Net Working Capital” means the sum of the following line items derived from the Closing Balance Sheet as calculated in accordance with Schedule 2 and following the format set forth in Part A of Schedule 2: (a) “net accounts receivable” (b) plus “net inventories” (c) plus “prepaid expenses and other current assets”; (d) minus “accounts payable”; (e) minus “accrued liabilities”; (f)

minus “current portion of customer advances”; (g) minus “current portion of warranty reserves”; (h) minus “other current liabilities”; and (i) minus “non-current portion of customer advances.” For the avoidance of doubt, assets and liabilities included in the determination of Closing Net Working Capital (i) shall not include any Income Taxes (including but not limited to any prepayment of Income Taxes, any refund of such Income Taxes and any deferred Taxes); and (ii) shall include all non-Income Taxes.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Group” means the Company, Atlantic Inertial US and Atlantic Inertial UK.
“Company Intellectual Property” has the meaning set forth in Section 3.9(b).
“Computer System” means any systems comprising software, hardware, communications, network and internet-related equipment.
“Collateral Agreement” means the collateral agreement (in the agreed form and initialled by Buyer and Sellers’ Representative for the purposes of identification) to be entered into by Buyer and Sellers on the Closing.
“Confidentiality Agreement” means that certain confidentiality agreement (as amended from time to time) entered into by Buyer in connection with the transactions contemplated hereby dated September 12, 2009.
“Consents” means consents, approvals and authorizations.
“Continuing US Employees” has the meaning set forth in Section 9.4(a)(i).
“Contract” means any written agreement, promissory or similar note, letter of credit, indenture, financial instrument, lease or license.
“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.
“Credit Agreement” means the Credit Agreement, dated as of August 20, 2007, among Atlantic Inertial US (as successor-in-interest to Atlantic Inertial Systems Inc., a Delaware corporation), Atlantic Inertial UK, the Company, BNP Paribas, as, among other roles, Administrative Agent and Collateral Agent, and the other parties thereto, as amended.
“Damages” means any and all claims, actions, suits, demands, assessments, interest, penalties, fines, judgments, Liabilities, losses, damages, out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees); provided, however, in valuing Damages, no adjustment shall be made as a result of any multiple, increase factor, or any other premium which may have been paid by Buyer for the Interests, whether or not such multiple, increase factor or other premium had been used by Buyer at the time of, or in connection with, calculating or preparing its bid, its proposed purchase price for the Interests or its final purchase price for the Interests; provided, further, that Damages shall not include, and no Party shall be liable for, any incidental or consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, exemplary, special or indirect damages.
“Data Room” means all information made available to Buyer and its advisers on or prior to the date of this Agreement, comprised in the virtual data room.
“DDTC” has the meaning set forth in Section 3.16.
“Debt Payoff Amounts” means, collectively, the UK Debt Payoff Amount, the US Debt Payoff Amount and the Break Cost Amount.
“Disclosure Schedule” means the disclosure schedule delivered on the date hereof.
“Dispute” has the meaning set forth in Section 2.3(f)(vi).
“Disputed Items” has the meaning set forth in Section 2.3(f)(vii).
“EC Treaty” means the treaty establishing the European Community dated March 25, 1957 as amended by subsequent treaties.
“Employment Legislation” means legislation applying in England and Wales affecting contractual and other relations between employers and their employees or workers, including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against Atlantic Inertial UK by any UK Employee or Worker.
“Environment” means any ambient, workplace, or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.
“Environmental Claim” means any claim, cause of action, or notice by any Person or Governmental Authority alleging liability (including for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by a member of the Company Group, or (b) any violation of Environmental Laws.
“Environmental Laws” means all Laws (including common law) in effect as of the date of this Agreement relating to (a) the Environment including pollution, contamination, cleanup, preservation, protection and reclamation thereof, (b) exposure of employees or third parties to any Hazardous Materials, (c) the generation, manufacture, processing, labeling, use, handling, treatment, storage, disposal, Release, threatened Release distribution or transportation of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings thereunder.
“ERISA Affiliate” means any organization that is or was since August 20, 2007, a member of a controlled group of organizations, within the meaning of Sections 414(b), (c), (m), (n) or (o) of the Code, with the Company or which would be considered to be a single employer with the Company pursuant to Section 4001(b) of ERISA.

“Escrow Account” means the Indemnity Escrow Deposit (as such term is defined in the Escrow Agreement).
“Escrow Agent” has the meaning set forth in the Escrow Agreement.
“Escrow Agreement” means the agreement (in the agreed form and initialed by the Buyer and Sellers’ Representative for purposes of identification) to be entered into on Closing by and among JFL Seller, the Management Sellers, Buyer, and JPMorgan Chase Bank, National Association or such other financial institution as the Buyer and Sellers’ Representative may agree.
“Escrow Amount” means $45,000,000 unless reduced in accordance with the terms of the Escrow Agreement and this Agreement.
“Export Control Laws” has the meaning set forth in Section 3.17.
“Finally Determined” with respect to any claim, action or litigation, means such claim, action or litigation being settled in writing or finally determined by a nonappealable order of a court of competent jurisdiction.
“Financial Statements” has the meaning set forth in Section 3.5.
“Foreign Corrupt Practices Act” means the United States Foreign Corrupt Practices Act of 1977, as amended, together with the regulations promulgated thereunder.
“Fundamental Cap” with respect to any Fundamental Claim made against any Seller, means an amount equal to:
(i) the Net Purchase Price set forth opposite the name of such Seller in Schedule 1 to this Agreement, plus
(ii) any distributions actually received by such Seller from the Escrow Account prior to the date on which the Fundamental Claim is Finally Determined, less
(iii) the amount of any payments made by such Seller or made to satisfy the liability of such Seller in respect of any claims under or pursuant to the Escrow Agreement, this Agreement or the Collateral Agreement prior to the date on which the relevant Fundamental Claim is Finally Determined.
“Fundamental Claim” means (i) any claim for indemnification against a Seller in respect of a breach of any Seller Fundamental Representation given by such Seller; or (ii) any claim under or pursuant to Section 9.5(a)(i) of this Agreement.
“GAAP” means United States generally accepted accounting principles consistently applied, as now constituted and any codification thereof.
“General Claim” means any claim for indemnification against the Sellers (or any of them) under or pursuant to Section 9.5 and/or Article X of this Agreement or the Collateral Agreement, except for any Fundamental Claim.
“Governing Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organizational or governing documents or instruments of such Person.

“Government Contract” means any Contract entered into by a member of the Company Group with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract to which a Governmental Authority is a party.
“Governmental Authority” means any US or foreign federal, state or local government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.
“Hazardous Materials” means any pollutant or contaminant excluding asbestos or asbestos-containing material but including any constituent, chemical, raw material, product or by-product thereof, mold, petroleum or any fraction thereof, polychlorinated biphenyls, lead paint, insecticide, fungicide, rodenticide, pesticide, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent that is subject to regulation under or that gives rise to liability under Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Taxes” means any federal, state, local or foreign income tax measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.
“Indebtedness” means (a) any indebtedness for borrowed money and (b) any unpaid Transaction Expenses; provided, however, that none of the following shall constitute Indebtedness hereunder: (i) any obligation with respect to any letter of credit (or reimbursement agreement in respect thereof), (ii) any operating lease, (iii) any guarantee by a member of the Company Group or SSSL Group of the obligations of any other member of the Company Group or SSSL Group, (iv) any indebtedness of any member of the Company Group or SSSL Group owed to any other member of the Company Group or SSSL Group, and (v) the Debt Payoff Amounts.
“Indemnified Claim” has the meaning set forth in Section 10.6(f).
“Indemnified Officers” has the meaning set forth in Section 9.3.
“Indemnified Party” has the meaning set forth in Section 10.4(a).
“Indemnifying Party” has the meaning set forth in Section 10.4(a).
“Independent Accounting Firm” has the meaning set forth in Section 2.3(f)(vi).
“Individual General Cap” with respect to any General Claim made against any Seller, means an amount equal to: (a) the Relevant General Cap applicable at the time the relevant General Claim is made multiplied by such Seller’s Pro Rata Percentage, less (b) the amount of any payments made to satisfy the liability of such Seller in respect of any General Claims made between the most recent Release Date (or, if no Release Date has yet occurred, the Closing) and the date on which the relevant General Claim is Finally Determined (including, without limitation, payments made from the Escrow Account).
“Injunction” has the meaning set forth in Section 7.3.
“Insured” has the meaning set forth in the Section 10.4(l).

“Intellectual Property” means all intellectual property and intellectual property rights, whether protected, created or arising under the laws of the United States or a foreign jurisdiction, including (a) patents and patent applications, together with reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof (“Patents”), inventions, technology, discoveries, improvements, processes, industrial designs, design rights, and know-how, (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, and applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (“Marks”), (c) works of authorship (whether or not copyrightable), copyrights and applications, registrations and renewals in connection therewith, (d) trade secrets, including methods, techniques, processes and know-how, and (e) computer software (including source code, object code, data, databases and related documentation).
“Interests” has the meaning set forth in the recitals to this Agreement.
“International Competition Laws” has the meaning set forth in Section 7.4(c).
“ITAR” has the meaning set forth in Section 3.17.
“JFL Seller” has the meaning set forth in the preamble to this Agreement.
“Key Employee” means any employee of the Company Group (i) earning a base salary of £60,000 or more per annum, in the case of Atlantic Inertial UK, or (ii) earning a base salary of $100,000 or more per annum, in the case of the Company or Atlantic Inertial US, in each case as of the date of this Agreement.
“Knowledge” means: (a) with respect to each Seller and the Company (collectively “Sellers” for purpose of this definition only), the actual knowledge of the following persons after reasonable inquiry: Christopher Holmes, David Oldham, Robert Nead, Peter Armstrong, Jim Chapman, Jonathan Harwood, Geoff Henderson; and (with respect to labor and employment matters only) Anne Perry; and (with respect to Tax matters under Section 3.7 and Section 4.3 herein only) David Oldham shall make reasonable enquiry of PricewaterhouseCoopers provided however that for purposes of Section 4.3 with respect to any Japanese subsidiary of SSSL, any reference to “Knowledge of Sellers” shall not require the Sellers (including David Oldham) to have made inquiry of any person other than those employees of the Company Group who are involved in the management and operation of SSSL, and (b) with respect to Buyer, the actual knowledge of Joseph Andolino and Karl Kleiderer having made reasonable inquiry.
“Laws” means all applicable federal, state, local and foreign laws, statutes, constitutions, rules, regulations, ordinances and similar provisions having the force of law and all judgments, rulings, orders, decrees, injunctions, guidance and guidelines of Governmental Authorities.
“Leased Real Property” has the meaning set forth in Section 3.8(b).
“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Lien” means any mortgage, pledge, lien, encumbrance, restriction, option, charge or other security interest.
“Management Seller” has the meaning set forth in the preamble to this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property.
“Material Adverse Effect” means an event, factor or occurrence having a material adverse effect on the business, operations, assets or financial condition of the Business, taken as a whole, excluding, in each case, any such event, factor or occurrence resulting from or arising out of or in connection with, either alone or in combination (and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect) (a) general economic, industry or market events, occurrences, developments, circumstances or conditions, (b) changes in applicable Laws or regulatory policies, (c) changes in the U.S. or global capital, credit or financial markets generally, including changes in currency exchange rates, (d) changes in accounting standards, principles or interpretations, (e) changes in political conditions (including acts of war, whether or not declared, armed hostilities or terrorism), (f) any change in or effect on the assets or properties of the Business which is completely cured (including the payment of money) by Sellers prior to the Closing Date, (g) any failure in and of itself (as distinguished from any change or effect giving rise to such failure) by the Business to meet any projections, budgets, estimates or forecasts for any period, (h) the public announcement of the transactions contemplated by this Agreement, compliance with the terms of this Agreement, or the consummation of the transactions contemplated by this Agreement, (i) any breach by Buyer of this Agreement or the Confidentiality Agreement, (j) any action permitted under this Agreement or taken with the consent of the Buyer, or (k) any action taken by Buyer or any of its Affiliates or representatives.
“Material Contracts” means (a) any Contract under which the Business is required to supply any goods or services where the amount of anticipated revenues exceeds (i) $1,500,000, in the case of the Company or Atlantic Inertial US, (ii) £750,000, in the case of Atlantic Inertial UK or (iii) £750,000, in the case of SSSL or any SSSL Subsidiary, (b) any Contract that contains covenants purporting to limit the ability of the Company Group, SSSL or any SSSL Subsidiary to engage in any line of business in any geographic area or to compete with any Person or (c) any joint venture, partnership agreement, limited liability company or like agreement with respect to the Business, (d) any Contract providing for “savings guarantees,” or “performance guarantees,” by the Company, Atlantic Inertial US or Atlantic Inertial UK, other than normal product warranties, exceeding $150,000, (e) Contracts between the Company Group and any Affiliate or for the benefit of any Affiliate of the Company Group or an immediate family member thereof in excess of $50,000, (f) (other than any Contract or agreement relating to indebtedness to be repaid on or in connection with the Closing) any Contract or agreement relating to the indebtedness for borrowed money of the Company Group or any direct or indirect guaranty by the Company Group of indebtedness for borrowed money in excess of $100,000, and (g) any Contract that contains covenants purporting to limit the ability of the Company Group, SSSL or any SSSL Subsidiary to hire any individual or group of individuals other than standard non-solicitation provisions in a Contract for the supply of services or products to or by a member of the Company Group, SSSL or any SSSL Subsidiary that apply during the term of that Contract and/or for a period of up to 12 months after the term of that Contract.
“Minimum Claim Amount” has the meaning set forth in Section 10.4(d).
“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Net Purchase Price” means the Base Purchase Price less the Escrow Amount less the Break Cost Amount less the US Debt Payoff Amount less the US Dollar Equivalent of the UK Debt Payoff Amount less the Pension Escrow Amount less the Seller Designated Amounts.
“Net Working Capital Excess” has the meaning set forth in Section 2.3(c)(i)(A).

“Net Working Capital Shortfall” has the meaning set forth in Section 2.3(c)(i)(B).
“Objection Notice” has the meaning set forth in Section 2.3(f)(v).
“Original Acquisition Documents” means the BAe Sale Agreement and the Transaction Agreements (as defined in the BAe Sale Agreement).
“Owned Real Property” means all land owned by a member of the Company Group and used in the Company Group’s business, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Pension Escrow Account” has the meaning set forth in the Pension Escrow Agreement.
“Pension Escrow Agreement” means the agreement (in the agreed form and initialled by Buyer and Sellers’ Representatives for the purposes of identification) to be entered into on Closing and among JFL Seller, the Management Sellers, Buyer, and JPMorgan Chase Bank, National Association (or such other financial institution as Buyer and Sellers’ Representative may agree).
“Pension Escrow Amount” means $3,000,000, but only to the extent that the Section 75 Liability has not been paid in full to the BAe Schemes prior to the Closing Date. For the avoidance of doubt, if the Section 75 Liability has been paid in full to the BAe Schemes prior to the Closing Date the Pension Escrow amount shall be $0.
“Permits” has the meaning set forth in Section 3.16.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business for amounts not delinquent, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) Liens identified in the Financial Statements, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, which are not materially violated by the current use or occupancy of such real property or the operation of the Company Group thereon, (g) any Liens that are released or otherwise terminated at or prior to Closing or which the Administrative Agent is obligated to terminate pursuant to the UK Debt and UK Interest Rate Swap Payoff and Termination Letters or the US Debt and US Interest Rate Swap Payoff and Termination Letters, (h) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are set forth in any permits, licenses, governmental authorizations, registrations or approvals listed in the Disclosure Schedule, (i) in the case of Owned Real Property held by the Company Group, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property, (j) Liens which would be shown on an accurate survey or physical inspection of such real property and (k) Liens that do not materially interfere with the use of any asset that is material to the business conducted by the Company Group.
“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Principal” has the meaning set forth in Section 3.11(h).
“Pro Rata Percentage” with respect to each Seller, means the percentage set forth opposite its or his name in the column entitled “Pro Rata Share” in Schedule 1 to this Agreement.
“Pro Rata Share” means, with respect to each Seller, the percentage for such Seller set forth across from the name of such Seller under the column “Pro Rata Share” on Schedule 1.
“Publicly Available Software” has the meaning set forth in Section 3.9(i).
“Purchase Price” means the Base Purchase Price as adjusted in accordance with Section 2.3.
“Real Property Leases” has the meaning set forth in Section 3.8(b).
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.
“Release Date” shall have the meaning ascribed to such term in the Collateral Agreement.
“Relevant General Cap” has the meaning ascribed to such term in the Collateral Agreement.
“Relevant Time” has the meaning set forth in Section 2.3(f)(ii).
“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Retained Claims” has the meaning set forth in the Escrow Agreement.
“Retained Counsel” has the meaning set forth in Section 10.5(a)(i).
“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class or any restricted stock or phantom equity, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Securities Act” means the Securities Act of 1933, as amended.
“Section 75 Liability” has the meaning set forth in Section 9.4(b).
“Seller Designated Amounts” means such amounts as Sellers’ Representative may notify to Buyer on the third Business Day prior to the Closing.

“Seller Fundamental Representations” has the meaning set forth in Section 10.4(a).
“Seller Group” has the meaning set forth in Section 10.4(a).
“Seller Indemnitees” has the meaning set forth in Section 10.3.
“Seller Survey Costs” means 50% (up to a maximum of $100,000 in the aggregate) of the direct out-of-pocket costs incurred by Buyer to the extent relating to any walk-through, and investigative, but non-destructive, visual survey, and any remediation required or recommended as a result thereof, of the buildings at the premises owned by Atlantic Inertial UK at Clittaford Road, Plymouth.
“Sellers” has the meaning set forth in the preamble to this Agreement.
“Sellers’ Accountants” means PricewaterhouseCoopers.
“Sellers’ Representative” has the meaning set forth in Section 12.9(a).
“SPP” means Sumitomo Precision Products Co., Ltd., a company incorporated under the laws of Japan.
“SSSL” means Silicon Sensing Systems Limited, a private limited company registered in England and Wales with registered number 6365234.
“SSSL Group” means SSSL and its Subsidiaries.
“SSSL Owned IP” means all Intellectual Property owned by SSSL or any SSSL Subsidiary.
“SSSL Shareholders’ Agreement” means the Shareholders’ Agreement dated May 12, 1999 among BAE Systems (Operations) Limited, SPP and SSSL, as amended.
“SSSL Shares” means 10,500,000 A shares of £0.50 each in the capital of SSSL.
“SSSL Third Party IP” means all Intellectual Property that is necessary for the operation of the business of SSSL or any SSSL Subsidiary as currently conducted and that is not owned by SSSL or an SSSL Subsidiary.
“Statement of Closing Calculations” has the meaning set forth in Section 2.3(f)(i).
“Statement of Purchase Price” has the meaning set forth in Section 2.3(f)(i).
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary,” when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Target Net Working Capital” means $26,500,000.
“Tax” means any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, in each case imposed by a Governmental Authority, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, and including any interest, penalty, or addition thereto.
“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
“Tax Matter” has the meaning set forth in Section 9.5(f).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any taxing authority.
“Third Party Claim” has the meaning set forth in Section 10.6(a).
“Transaction Documents” means this Agreement, the Escrow Agreement, the Collateral Agreement and all other documents delivered or required to be delivered by any Party pursuant to this Agreement.
“Transaction Expenses” means, without duplication, to the extent not paid on or before the Closing, the collective amount payable by the Company and its Subsidiaries to outside legal counsel, accountants, advisors, brokers and other third parties, in connection with the sale of the Interests.
“Transfer Taxes” means all transfer or similar Taxes (excluding Taxes measured by gross or net income), including sales, real property, use, excise, stock transfer, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges, together with any interest, penalties or additions to such Transfer Taxes.
“UK Debt Payoff Amount” means the amount (denominated in pounds sterling) necessary to be paid to the Administrative Agent on the Closing Date for the Credit Agreement and related Break Cost to be deemed paid in full and terminated with respect to all indebtedness thereunder other than with respect to any letters of credit or foreign exchange hedges provided thereunder which Buyer and Administrative Agent have agreed to continue following the Closing denominated in pounds sterling, as stated in the UK Debt and UK Interest Rate Swap Payoff and Termination Letters.
“UK Debt and UK Interest Rate Swap Payoff and Termination Letters” means the letter(s) from the Administrative Agent to Atlantic Inertial UK regarding the termination of the Credit Agreement and related interest rate swap on the Closing Date with respect to all indebtedness thereunder other than with respect to any letters of credit or foreign exchange hedges provided thereunder which Buyer and Administrative Agent have agreed to continue following the Closing denominated in pounds sterling.
“UK Employees” means those individuals employed or engaged by Atlantic Inertial UK or any member of the Company Group in the United Kingdom whose details are contained in document 4.1.1.1 in the Data Room.

“UK Real Property” has the meaning set forth in Section 3.8(a).
“Unaudited Financial Statements” has the meaning set forth in Section 3.5.
“US Debt Payoff Amount” means the amount (denominated in U.S. dollars) necessary to be paid to the Administrative Agent and Bank of Ireland on the Closing Date for the Credit Agreement and related Break Cost to be deemed paid in full and terminated with respect to all indebtedness and related hedges thereunder other than with respect to any letters of credit or foreign exchange hedges provided thereunder which Buyer and Administrative Agent have agreed to continue following the Closing denominated in U.S. dollars, as stated in the US Debt and US Interest Rate Swap Payoff and Termination Letters.
“US Debt and US Interest Rate Swap Payoff and Termination Letters” means the letters from the Administrative Agent and Bank of Ireland to Atlantic Inertial US regarding the termination of the Credit Agreement and related interest rate swap on the Closing Date with respect to all indebtedness thereunder other than with respect to any letters of credit or exchange foreign hedges provided thereunder which Buyer and Administrative Agent have agreed to continue following the Closing denominated in U.S. dollars.
“US Dollar Equivalent of UK Debt Payoff Amount” means the UK Debt Payoff Amount converted into U.S. dollars at the spot rate of exchange from pounds sterling to U.S. dollars prevailing at 5 p.m. (New York time) on the day that is three Business Days prior to the Closing as quoted by Bloomberg on screen path [CURNCY BFIX GBPUSD TERM=SPOT DATE= [date of quote] TIMEZONE=NEWYORKLOCAL] or on any successor or equivalent screen path therefor.
“US Employee Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, paid time off (including sick leave, vacation, personal leave or other paid time off), workers’ compensation, supplemental unemployment benefits or severance benefits that is sponsored, maintained, administered or contributed to by Atlantic Inertial US and that provides benefits to any current or former employees, directors or independent contractors (or any dependent of any current or former employee) of Atlantic Inertial US or the Company. For the avoidance of doubt, US Employee Plan does not include any purchase requisition order or similar arrangement for any independent contractor of Atlantic Inertial US or the Company.
“VAT” means, in relation to any jurisdiction within the European Community, the value added tax provided for in Directive 77/388/EEC, as recast from 1 January 2007 by Directive 2006/112/EC, and charged under the provisions of any national legislation implementing that directive together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction.
“Warranties” has the meaning set forth in Section 10.10.
“Worker” means any person who personally performs work for Atlantic Inertial UK or any member of the Company Group in the United Kingdom but who is not in business on their own account, employed or supplied by a third party, or providing services to Atlantic Inertial UK in a client/customer relationship.
Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require. Where any provision of this Agreement is qualified or phrased by reference to materiality, such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the Business or the business of the Buyer, as applicable, taken as a whole. All references to “costs” and/or “expenses” incurred by a person shall include only “out of pocket” expenses, including VAT or similar sales taxes and shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the group to which that person belongs for VAT purposes is entitled to credit as VAT input tax under any applicable provisions. All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to times of the day are to New York time unless otherwise specified. All references to any New York or federal legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than New York, be deemed to include what most nearly approximates in that jurisdiction to the New York or federal legal term. Any references to “£” or “pounds sterling” are references to the lawful currency from time to time of the United Kingdom and any references to “$” or “U.S. dollars” are references to the lawful currency from time to time of the United States of America.
ARTICLE II
PURCHASE AND SALE OF THE INTERESTS
Section 2.1 Purchase and Sale of the Interests. At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of such Seller’s right, title and interest in and to the Interests held by such Seller as of immediately prior to the Closing.
Section 2.2 Closing. Unless this Agreement shall have been terminated pursuant to Article XI and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Jones Day, 222 East 41st Street, New York, New York 10017, commencing at 10:00 a.m. Eastern time on the day which is three (3) Business Days after the date on which the last of the conditions set forth in Article VIII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived or (b) on such other date and/or at such other time and/or place as the Parties may mutually agree in writing; provided, however, that in no event shall the Closing occur prior to December 5, 2009. The effective time of the Closing is 12:01 a.m. (local time) on the Closing Date.
Section 2.3 Purchase Price.

(a) The base purchase price of the Interests (the “Base Purchase Price”) shall be $375,000,000.
(b) At Closing, Buyer shall pay the Base Purchase Price in immediately available funds by wire transfer in accordance with Section 2.5(b).
(c) Subject to Section 2.3(d), the following adjustments shall be made (if applicable) to the Base Purchase Price to determine the Purchase Price:
(i) Net Working Capital.
A. if the Closing Net Working Capital, as agreed or determined in accordance with Section 2.3(f), is greater than the Target Net Working Capital, the Base Purchase Price shall be increased, on a dollar for dollar basis, by the amount by which the Closing Net Working Capital exceeds the Target Net Working Capital (the “Net Working Capital Excess”) and, within five (5) Business Days of the Closing Net Working Capital being agreed or determined, Buyer shall pay to each Seller in immediately available funds by wire transfer to an account designated in writing by the relevant Seller prior to the due date thereof, an amount equal to its or his Pro Rata Share of the Net Working Capital Excess; and
B. if the Closing Net Working Capital, as agreed or determined in accordance with Section 2.3(f), is less than the Target Net Working Capital, the Base Purchase Price shall be decreased, on a dollar for dollar basis, by the amount by which the Closing Net Working Capital is less than the Target Net Working Capital (the “Net Working Capital Shortfall”) and, within five (5) Business Days of the Closing Net Working Capital being agreed or determined, Sellers’ Representative shall pay to Buyer in immediately available funds by wire transfer to an account designated in writing by Buyer prior to the due date thereof, an amount equal to the Net Working Capital Shortfall; provided, that each Management Seller shall be responsible only for its or his Pro Rata Share of any amount payable. The JFL Seller shall be jointly and severally responsible for ensuring that funds are made available to the Sellers’ Representative in order to cover the Net Working Capital Shortfall prior to the date on which such funds become due for payment to Buyer.
(ii) Closing Net Cash.
A. if Closing Net Cash, as agreed or determined in accordance with Section 2.3(f), is greater than zero, the Base Purchase Price shall be increased on a dollar for dollar basis by the amount of any such positive Closing Net Cash amount, and within five (5) Business Days of the Closing Net Cash being agreed or determined, Buyer shall pay to each Seller in immediately available funds by wire transfer to an account designated in writing by the relevant Seller prior to the due date thereof, an amount equal to its or his Pro Rata Share of the Closing Net Cash; and
B. if Closing Net Cash, as agreed or determined in accordance with Section 2.3(f), is less than zero, the Base Purchase Price shall be decreased on a dollar for dollar basis by the amount of any such negative Closing Net Cash amount, and within five (5) Business Days of the Closing Net Cash being agreed or determined, the Sellers’ Representative shall pay to Buyer in immediately available funds by wire transfer to an account designated in writing by Buyer prior to the due date thereof, an amount equal to such negative Closing Net Cash amount; provided, that each Management Seller shall be responsible only for its or his Pro Rata Share of any amount payable. The JFL Seller shall be jointly and severally responsible for ensuring that funds are made available to the Sellers’ Representative in order to cover such negative Closing Net Cash amount prior to the date on which such funds become due for payment to Buyer.
(d) No adjustment shall be made to the Base Purchase Price, and no payment shall be required, if the overall adjustment otherwise required under Section 2.3(c) (whether up or down) would be less than $25,000.
(e) Interest shall be payable on the amounts referred to in Section 2.3(c) at a rate per annum equal to the rate of interest published on the date of this Agreement by the Wall Street Journal as the 3-month LIBOR index plus 100 basis points at large U.S. money center banks from the period five (5) Business Days following the date on which the Closing Net Working Capital and/or Closing Net Cash (as applicable) is agreed or determined in accordance with Section 2.3(f) until the date of payment thereof.
(f) The Closing Net Working Capital, Closing Net Cash and, accordingly, the Purchase Price shall be determined as follows:
(i) The Sellers’ Representative shall cause to be prepared and delivered within sixty (60) days following the Closing Date to Buyer the Closing Balance Sheet (which shall have been prepared in accordance with Schedule 2 and Section 2.3(f)(ii) below), the Closing Net Cash Statement (which shall have been prepared in accordance with Schedule 2 and Section 2.3(f)(iii) below) and the Closing Net Working Capital and Closing Net Cash (the “Statement of Closing Calculations”) (as derived from the Closing Balance Sheet and Closing Net Cash Statement) together with a statement setting out the amount of the Purchase Price (calculated in accordance with Section 2.3) (“Statement of Purchase Price”). For the avoidance of doubt, any amount taken into account in calculating the Closing Net Working Capital shall be disregarded for the purposes of calculating the Closing Net Cash.
(ii) The Closing Balance Sheet shall be prepared, as at 11:59 p.m. local time for each member of the Company Group on the day before the Closing Date (the “Relevant Time”):
A. applying the specific accounting policies, practices and procedures set forth in the applicable provisions of Schedule 2;
B. to the extent not inconsistent with the specific accounting policies, practices and procedures set forth in Schedule 2, using the same policies, practices and procedures and in a manner consistent with the preparation of the Unaudited Financial Statements;
C. otherwise in accordance with GAAP;
D. on a going concern basis;

E. except for payment to the Administrative Agent of the Debt Payoff Amounts, the payment of the Section 75 Liability or any Liability incurred in connection with the Retained Claims (none of which shall be treated as Indebtedness nor as a payable or liability for the purposes of determining the Closing Net Working Capital or Closing Net Cash), without reference to any transactions entered into at Closing, the payment of Seller Designated Amounts (or the transactions to which they relate), or any post-Closing, post-balance sheet events; and
F. without reflecting any year-end adjustments and otherwise on the basis that the Relevant Time is the end of an interim accounting period of the relevant entity.
(iii) Subject to Section 2.3(h), the Closing Net Cash Statement shall be prepared, as at 11:59 p.m. local time for each member of the Company Group on the day before the Closing Date, in accordance with Part C of Schedule 2.
(iv) The Sellers’ Representative and Buyer shall use their best efforts to provide the right to review and copy, subject to the execution by such Party and/or the Party’s agents, representatives and accountants of any release or indemnification agreement required by the other Party’s accountants, the working papers of the other Party’s accountants and Buyer shall use its best efforts to grant the Sellers’ Representative, the Sellers’ Accountants and any independent accountant appointed or nominated pursuant to this Section 2.3(f)(iv), such access to employees, officers and directors of the Company Group and the books, records and information of the Company Group as they may reasonably require in connection with the preparation of the Closing Balance Sheet, Closing Net Cash Statement and Statement of Closing Calculations, or for the resolution of any dispute in relation to the same.
(v) Following receipt of the documents referred to in Section 2.3(f)(i), Buyer shall carry out a review and within forty-five (45) days of receipt notify the Sellers’ Representative in writing of any objection to the Closing Balance Sheet, Closing Net Cash Statement, Statement of Closing Calculations or the Statement of Purchase Price on the basis only that the Closing Balance Sheet, Closing Net Cash Statement, Statement of Closing Calculations and/or the Statement of Purchase Price were not prepared in accordance with the applicable provisions of this Section 2.3(f) and Schedule 2, specifying in reasonable detail the particular matter or item in respect of which the objection is raised (“Objection Notice”). Buyer and the Buyer’s Accountants shall be entitled within such period to submit questions to the Sellers’ Representative concerning the presentation of the Closing Balance Sheet, Closing Net Cash Statement, Statement of Closing Calculations and/or the Statement of Purchase Price and Buyer and the Sellers’ Representative shall and shall use their respective reasonable efforts to cause, if necessary, their respective accountants to meet together at a mutually convenient time and place prior to the expiration of the review period in a bona fide attempt to resolve any questions or disputes which may have arisen. In the absence of any Objection Notice being served within the review period or with respect to any determination expressly set forth in the Closing Balance Sheet, Closing Net Cash Statement, Statement of Closing Calculations and the Statement of Purchase Price that is not specifically objected to in an Objection Notice, the Closing Balance Sheet, Closing Net Cash Statement, Statement of Closing Calculations and the Statement of Purchase Price shall be deemed agreed and shall be final and binding on Sellers and Buyer and be conclusive proof of the Closing Balance Sheet, Closing Net Cash Statement, Statement of Closing Calculations and the amount of the Purchase Price.
(vi) If within thirty (30) days of receipt of the Objection Notice, the Sellers’ Representative and Buyer shall fail to agree that the Closing Balance Sheet, Closing Net Cash Statement, Statement of Closing Calculations or the Statement of Purchase Price were prepared in accordance with the provisions of this Section 2.3(f) and Schedule 2 (such failure to agree being referred to as the “Dispute”), then either the Sellers’ Representative or Buyer may refer the Dispute to Deloitte & Touche (or if they are unable or unwilling to serve, KPMG) or such other mutually acceptable and nationally recognized independent accounting firm (other than the Sellers’ Accountants and Buyer’s Accountants) as the Sellers’ Representative and Buyer may agree (such firm, the “Independent Accounting Firm”). The Sellers and Buyer agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter, including customary indemnification provisions in favor of the Independent Accounting Firm.
(vii) Each Party shall instruct the Independent Accounting Firm to resolve the Dispute as soon as practicable, and in any event within thirty (30) days, and shall provide or cause others to provide the Independent Accounting Firm with access to documents and comply with other reasonable requests and shall be entitled to make representations to such Independent Accounting Firm concerning the Dispute. The Independent Accounting Firm shall decide only the specific items under dispute by the Parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. In resolving any Disputed Item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party.
(viii) Any determination concerning the Dispute which is made by the Independent Accounting Firm shall, except for any manifest error, be conclusive and binding on the Parties. Such Independent Accounting Firm shall act as an expert and not as an arbitrator when making any such determination and such determination shall be based solely on presentations by the Sellers’ Representative and Buyer and on the definitions and other terms included herein.
(ix) Buyer shall bear the costs and expenses of the Buyer’s Accountants and the Sellers shall bear the costs and expenses of the Sellers’ Accountants. The costs and expenses of the Independent Accounting Firm shall be borne equally by Buyer, on the one hand, and Sellers, on the other. Any costs to be borne by the Sellers pursuant to this Section 2.3 shall be apportioned amongst them in accordance with their Pro Rata Share.
(x) Any time period specified in this Section 2.3(f) may be extended by written agreement between the Sellers’ Representative and Buyer.
(xi) Each Seller hereby authorizes the Sellers’ Representative to agree and determine the Closing Balance Sheet, Closing Net Cash Statement, Statement of Closing Calculations and Statement of Purchase Price on behalf of the Sellers.
(g) Any amount to be paid pursuant to this Section 2.3 will be paid in U.S. dollars and will be treated as an adjustment to the Purchase Price for all purposes.
(h) Sellers agree that Seller Survey Costs incurred by Buyer at any time between the Closing and the 60th day following the Closing shall be treated as “Indebtedness” for the purposes of the calculation of Closing Net Cash.
Section 2.4 Purchase Price Allocation.
(a) As soon as practicable, but no later than ninety (90) days after receipt by Buyer of a Closing Balance Sheet that has been agreed to by the Parties after applying all the provisions of Section 2.3(f) hereof, Buyer shall prepare an allocation of the Purchase Price (including the liabilities of the Company to the extent required by applicable Law) among the assets of the Company, based on the fair market value of such assets immediately prior to the Closing (the “Allocation Schedule”). The Allocation Schedule shall be adjusted to reflect any payments made pursuant to Section 2.3.
(b) Buyer shall present the Allocation Schedule to the Sellers’ Representative for approval, which approval shall not be unreasonably withheld, delayed or conditioned. If the Sellers’ Representative does not approve of the Allocation Schedule, the Sellers’ Representative may, within forty-five (45) days after its receipt of the Allocation Schedule, object in writing, setting forth in reasonable detail each of its objections to the Allocation Schedule (each an “Allocation Objection”). If the Sellers’ Representative delivers an Allocation Objection and the Sellers’ Representative and Buyer do not resolve such Allocation Objection on a mutually agreeable basis within thirty (30) days after Buyer’s receipt of such Allocation Objection, such Allocation Objection shall be submitted by the parties to the Independent Accounting Firm for resolution as provided herein. Buyer and the Sellers’ Representative shall cause the Independent Accounting Firm to choose one of the parties’ positions based solely upon the presentations by Buyer and the Sellers’ Representative and shall have the power, authority and duty to resolve any outstanding Allocation Objection. The decision of the Independent Accounting Firm shall be final, conclusive and binding upon the parties, absent fraud or manifest error. The Sellers and Buyer shall share the expenses of the Independent Accounting Firm equally. If the Sellers’ Representative fails to deliver any Allocation Objection to Buyer within the forty-five (45) day period referred to above with respect to the Allocation Schedule, the Allocation Schedule delivered by Buyer shall be final and binding on the parties hereto. Buyer shall provide to the Sellers’ Representative for review a copy of its IRS Form 8594, at least twenty (20) days prior to its submission to the IRS.
(c) The Allocation Schedule shall be prepared consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any analogous provisions of state, local or non-U.S. law. The Allocation Schedule shall be binding on the Sellers and Buyer and their Affiliates for all purposes, including for Tax. The Sellers and Buyer and their Affiliates shall report, act, and file Tax Returns (including, without limitation, Internal Revenue Service Form 8594 as applicable) in all respects and for all purposes consistent with the Allocation Schedule and will not voluntarily take any position inconsistent therewith unless required by applicable Law. Each of the parties shall notify the other if any Governmental Authority proposes to reallocate the Purchase Price and no party will agree to any adjustment asserted by such Governmental Authority without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 2.5 Closing Deliveries.
(a) At or prior to the Closing, Sellers will deliver or cause to be delivered to Buyer the following:
(i) stock powers endorsed in blank necessary to transfer the certificates representing the Interests to Buyer and originals of all certificated securities representing the equity interests in the Company;
(ii) resignations of the managers and officers of each member of the Company Group from their status as managers and officers of the appropriate Company Group member effective as of the Closing (other than those Persons identified by Buyer prior to Closing with respect to whom such resignation is not required);
(iii) the certificates referred to in Sections 8.3(a) and 8.3(b);
(iv) the Escrow Agreement, duly executed by the Sellers’ Representative;

(v) the Pension Escrow Agreement, duly executed by the Sellers’ Representative but only to the extent the Section 75 Liability has not been paid in full to the BAe Schemes prior to the Closing Date;
(vi) a certificate of existence of each member of the Company Group from the Secretary of State of its respective state or other jurisdiction of its incorporation or organization dated within ten (10) days prior to the Closing Date;
(vii) all existing minute books, unit transfer records, seals of the Company and its Subsidiaries and other materials relating to the Company’s administration which are in the possession of any Seller;
(viii) copies of the US Debt and US Interest Rate Swap Payoff and Termination Letters and the UK Debt and UK Interest Rate Swap Payoff and Termination Letters signed by the Administrative Agent;
(ix) a certificate of non-foreign status from each Seller as required under Section 1445 of the Code and the Treasury Regulations thereunder;
(x) the Collateral Agreement duly executed by the Sellers; and
(xi) all other documents required to be delivered by the Sellers to Buyer at the Closing pursuant to this Agreement.
(b) At the Closing, Buyer will deliver or cause to be delivered the following:
(i) to the Administrative Agent, (A) the US Debt Payoff Amount for and on behalf of Atlantic Inertial US, in accordance with the US Debt and US Interest Rate Swap Payoff and Termination Letters, (B) the UK Debt Payoff Amount for and on behalf of Atlantic Inertial UK, in accordance with the UK Debt and UK Interest Rate Swap Payoff and Termination Letters;
(ii) (A) to the Bank of Ireland, the Break Cost Amount relating to the US Debt Payoff Amount, as set forth in the US Debt and US Interest Rate Swap Payoff and Termination Letters ; and (B) to the Administrative Agent, the Break Cost Amount relating to the UK Debt Payoff Amount, as set forth in the UK Debt and UK Interest Rate Swap Payoff and Termination Letters;
(iii) to the Escrow Agent, the Escrow Amount and the Pension Escrow Amount, if applicable;
(iv) to Atlantic Inertial UK and Atlantic Inertial US, Seller Designated Amounts to fund the transaction payments notified to Buyer by Sellers’ Representative three (3) Business Days before the Closing;
(v) to the Sellers’ Representative for the benefit of the Sellers, the Net Purchase Price in immediately available funds to the account as provided in Schedule 1;
(vi) to the Sellers’ Representative, evidence reasonably satisfactory to the Sellers’ Representative that (A) all letters of credit (and any reimbursement agreements in respect thereof) posted or issued at the request or on behalf of any member of the Company Group and outstanding as of the Closing have been collateralized with such collateral and in such amounts as is required under the Credit Agreement until such time as such letters of credit have been returned by the beneficiaries thereof or otherwise adequately replaced, and (B) the rights and obligations of any member of BNP Paribas under any foreign currency exchange hedges relating to the Company Group and SSSL and outstanding as of the Closing have been novated, with effect as of the Closing Date, to such financial institution(s) as Buyer may select;
(vii) the certificates referred to in Sections 8.2(a) and 8.2(b);
(viii) the Escrow Agreement, Collateral Agreement and (if applicable) Pension Escrow Agreement, all duly executed by Buyer;
(ix) the directors’ and officers’ liability insurance tail policy referred to in Section 9.3; and
(x) all other documents required to be delivered by Buyer to Sellers at the Closing pursuant to this Agreement.
Section 2.6 Satisfaction of Conditions. All conditions to the obligations of Sellers and Buyer to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for purposes of Article VIII upon the Closing.
Section 2.7 Transfer Taxes. All applicable Transfer Taxes (including any Transfer Taxes due as a result of the sale of the Interests and Transfer Taxes, if any, imposed upon the transfer of real and personal property) payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions will be paid by Buyer.
Section 2.8 Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP
The Company represents and warrants to Buyer as of the date hereof, except as set forth in the Disclosure Schedule, as follows:
Section 3.1 Organization of the Company and the Company Group. The Company is a limited liability company, validly existing and in good standing under the laws of Delaware, and the Company has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Each other member of the Company Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated, except in all cases where any failures of the representations in this sentence to be true would not, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.2 Noncontravention. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will (a) except as set forth in Section 3.2 of the Disclosure Schedule, conflict with any provision of the Governing Documents of the Company, (b) except as set forth in Section 3.2 of the Disclosure Schedule, create in any party the right to terminate any Material Contract, or (c) subject to the Consents of Governmental Authorities described in Section 3.4, violate any Law to which any member of the Company Group is subject, except for any such conflict, right or violation arising as a result of the identity, status or nationality of Buyer.
Section 3.3 Subsidiaries of the Company; Capitalization.
(a) Section 3.3(a) of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the percentage of capital stock, membership interests or units held by the Company, directly or indirectly, in such Subsidiary. The Company is the sole beneficial and record owner of the outstanding shares of capital stock or other interests in the Company’s Subsidiaries, free and clear of all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of such Subsidiary, (iii) for any restrictions on sales of securities under applicable securities Laws, (iv) for Permitted Liens and (v) as set forth in Section 3.3(a) of the Disclosure Schedule.
(b) Except as disclosed on Section 3.3(b) of the Disclosure Schedule, (i) no member of the Company Group has equity investments (whether through acquisition of an equity interest or otherwise) in any other Person other than a member of the Company Group, (ii) there are no stockholder agreements, voting trusts, proxies or other agreements with respect to the purchase, sale or voting of the capital stock or stock rights of any member of the Company Group, and (iii) there is no existing Right or contract to which any member of the Company Group is a party requiring, and there are no convertible securities of a member of the Company Group outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity interests in any member of the Company Group or other securities convertible into shares of capital stock or other equity interests of the Company or any Subsidiary, and there are no outstanding or authorized equity appreciation, phantom unit, profit participation or similar rights of the Company or any Subsidiary in any member of the Company Group. Except as set forth on in Section 3.3(b) of the Disclosure Schedule, no outstanding securities of the Company other than units of its membership interests have any right to vote on matters as to which the members of the Company have a right to vote.
(c) The equity capitalization of the Company, including (i) each class of membership interest, and (ii) the name of each holder and the number of membership interests held, is as set forth in Schedule 1.
Section 3.4 Government Authorizations. Except for (a) required filings under the HSR Act or International Competition Laws, (b) compliance with any other applicable securities or anti-trust Laws, (c) Consents that, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect, (d) Consents not required to be made until after the Closing, and (e) those Consents set forth on Section 3.4 of the Disclosure Schedule, no Consent of any Governmental Authority is required to be obtained by any member of the Company Group in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such requirement that is applicable as a result of the identity, status or nationality of Buyer or as a result of any other facts that specifically relate to the business or activities in which Buyer is or proposes to be engaged, other than the business conducted by the Company Group as of the date hereof.
Section 3.5 Financial Statements. Set forth in Section 3.5 of the Disclosure Schedule are (i) the audited consolidated balance sheets of the Company as of December 31, 2007 and December 31, 2008 and the related consolidated statements of operations and cash flows for the fiscal periods from June 6, 2007 through December 31, 2007 and January 1, 2008 through December 31, 2008 (collectively, the “Audited Financial Statements”), and (ii) the consolidated unaudited balance sheet of the Company as of the Balance Sheet Date and the related consolidated unaudited statements of operations and cash flows for the period from January 1, 2009 through the Balance Sheet Date (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Section 3.5 of the Disclosure Schedule:
(a) The Audited Financial Statements present fairly, in all material respects, respectively, the consolidated financial position, operating results and cash flows of the Company Group, at the respective dates set forth therein and for the respective periods covered thereby, and were prepared in accordance with GAAP, consistently applied, except as otherwise noted therein.
(b) Taking into account the absence of footnotes and any year end adjustments that would customarily be made (including to reflect deferred tax accounting), the Unaudited Financial Statements present fairly, in all material respects, the consolidated financial position, operating results and cash flows of the Company Group, at the dates set forth therein and for the periods covered thereby.
This Section 3.5 does not relate to any matter that is the subject of a separate representation and warranty under this Agreement.
Section 3.6 Absence of Certain Changes. Since June 26, 2009, except as contemplated by or disclosed in or pursuant to this Agreement or as set forth in Section 3.6 of the Disclosure Schedule, each member of the Company Group has conducted its business only in the ordinary course, and has not been subject to any event or development that would, individually or in the aggregate, have a Material Adverse Effect, and has not:
(a) mortgaged or otherwise pledged in excess of $250,000 of any of its material assets;
(b) changed its authorized or issued membership interests, granted any options or right to purchase membership interests, or sold or transferred any such membership interests;
(c) (except for loans or advances to, or guarantees for the benefit of, another member of the Company Group or a member of the SSSL Group) made any loans or advances to, or guarantees for the benefit of, any Person, including its Affiliates, in excess of $250,000 in the aggregate;
(d) (except as contemplated by any capital expenditure budget prepared for the relevant period) made capital expenditures or commitments therefor in excess of $250,000;
(e) terminated or materially modified any Material Contracts, or waived any material obligations thereunder, except in the ordinary course;
(f) sold, leased, or otherwise disposed of any material assets of its business (including Intellectual Property assets) or otherwise encumbered such assets with an aggregate value in excess of $125,000, except in the ordinary course;

(g) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, of any director or other Key Employee other than in the ordinary course of business and consistent with past practice;
(h) terminated any employee material to the Business of any member of the Company Group, including Key Employees and material exempt employees.
(i) made any contribution of capital to SSSL or any Subsidiary of SSSL or received any distribution or dividend from SSSL;
(j) entered into any swap, hedging, or similar arrangement;
(k) made any change in any method of accounting or accounting practice, except as required by GAAP or identified as a change in Schedule 2; or
(l) entered into any agreement or contract, made any commitment or otherwise obligated itself to take any of the types of action described in subsections (a) through (k) of this Section 3.6.
Section 3.7 Tax Matters. Except as set forth in Section 3.7 of the Disclosure Schedule, since August 21, 2007:
(a) (i) Each member of the Company Group has timely filed all material Tax Returns required to be filed by them, which Tax Returns are true, correct and complete in all material respects, and has paid all such Taxes that have been shown as due, (ii) since August 21, 2007, no notices respecting asserted or assessed and unresolved deficiencies for any Tax have been received by any member of the Company Group, (iii) no member of the Company Group has received any written notice from a Tax Authority regarding any pending or threatened investigation with respect to any member of the Company Group, and no member of the Company Group is a party to any action, dispute, proceeding, audit, claim, or assessment pending or proposed by any Tax Authority for the assessment or collection of Taxes, nor has any such event been asserted or, to the Knowledge of the Sellers, threatened, and no member of the Company Group is currently pursuing an appeal of any Tax imposed against it, and (iv) since August 21, 2007, each member of the Company Group has made all material withholdings of Taxes required to be made under all applicable United States, foreign, state, and local Tax regulations and such withholdings have either been paid to the respective Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the appropriate member of the Company Group.
(b) Sellers have furnished or made available to Buyer true and complete copies of each federal, foreign, and state income Tax Return filed by each member of the Company Group since August 21, 2007.
(c) No member of the Company Group (i) has been a member of an affiliated group filing a consolidated Tax Return, (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract, or otherwise, (iii) is or may be liable for any liability to Tax of any other person or may otherwise be held liable for or to indemnify any person in respect of any tax liability that is primarily or directly chargeable or attributable to any other person or (iv) be liable to tax on any amount of profit of any other company by attribution or otherwise.

(d) No claim has been made by a Tax Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member is or may be subject to taxation by that jurisdiction nor, to the Knowledge of the Sellers, is there any material factual or legal basis for any such claim.
(e) No member of the Company Group has waived or requested a waiver of any statute of limitations in respect of material Taxes or agreed to or requested any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is still in effect. No member of the Company Group has asked for any extensions of time for the filing of any currently outstanding Tax Returns or other documents relating to Tax.
(f) No member of the Company Group is a party to, nor are any of them bound by, any Tax sharing, allocation, or indemnity agreement or arrangement.
(g) No member of the Company Group has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by section 355 or 361 of the Code.
(h) The Company Group has established in its respective books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not yet due and payable.
(i) No member of the Company Group is or has since August 21, 2007 been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.
(j) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any member of the Company Group.
(k) To the Knowledge of the Sellers, no member of the Company Group participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.
(l) No member of the Company Group has engaged in any transaction that, as of the date hereof, is a “listed transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision) or any analogous or comparable provision of state, local, or foreign law. Each member of the Company Group has disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A of the Code.
(m) No gain recognition agreement has been entered into by any member of the Company Group and no private letter rulings or closing agreements have been obtained by any member of the Company Group that will have any effect on the Tax Returns, Tax positions or other filings of any member of the Company Group subsequent to the Closing Date.
(n) Each member of the Company Group has timely prepared or caused to be prepared all reports and other documentation necessary to avoid the imposition of any penalty under the provisions of Section 6662(e) of the Code.
(o) No portion of the indebtedness of any member of the Company Group constitutes an “applicable high yield discount obligation” as that term is defined in Section 163(i) of the Code, and there is and will be no limitation on the deductibility of any original issue discount relating to any of the indebtedness of any member of the Company Group under the provisions of Section 163(e)(5) of the Code.
(p) Section 3.7(p) of the Disclosure Schedule contains a list of all jurisdictions (whether state, local, or foreign) to which any Tax is properly payable by any member of the Company Group.
(q) All material records that the Company Group is required to keep for Tax purposes since August 21, 2007 (whether or not such records are related to taxable periods beginning on or before August 21, 2007) have been duly kept and are available for inspection.
(r) Atlantic Inertial UK is not under any obligation to pay, nor has it since the Balance Sheet Date paid or agreed to pay, any compensation for loss of office or any gratuitous payment to an employee leaving employment which is not wholly deductible in computing its income for the purposes of Tax.
(s) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i) change in method of accounting for a Pre-Closing Tax Period;
(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
(iii) installment sale or open transaction disposition made on or prior to the Closing date; or
(iv) prepaid amount received on or prior to the Closing Date.
(t) Atlantic Inertial UK is not part of a group of companies for the purpose of any relevant Tax that includes any company other than Atlantic Inertial UK.
(u) Atlantic Inertial UK has sufficient records to compute any liability to pay any Tax in respect of the disposal of any asset held by it on the date of this Agreement.
(v) Atlantic Inertial UK is registered for UK VAT and has maintained all material records which it was required by law to maintain for the purposes of UK VAT.
(w) No member of the Company Group has been involved in any capacity in any transaction all or part of which is required to be disclosed to Her Majesty’s Revenue and Customs (HMRC) and in respect of which full disclosure has not been made.
(x) All documents in respect of the enforcement of which Atlantic Inertial UK may be interested (other than those which have ceased to have any legal effect) and which relate to the assets of Atlantic Inertial UK have been duly stamped, any applicable stamp duties or charges in respect of such documents have been paid, and no such documents that are outside the United Kingdom would attract stamp duty if they were to be brought into the United Kingdom.

(y) No member of the Company Group has paid or become liable to pay any interest, penalty, surcharge, or fine relating to Tax.
(z) No member of the Company Group has engaged in any transaction, taken a position on any Tax Return, or otherwise taken any action or refrained from taking any action that would void, invalidate, reduce or otherwise terminate any rights in and to the Tax indemnity in the BAe Sale Agreement.
Section 3.8 Real Property.
(a) Section 3.8(a) of the Disclosure Schedule sets forth a complete list of all freehold real property of Atlantic Inertial UK (the “UK Real Property”). Other than the UK Real Property, no member of the Company Group holds any Owned Real Property. Except as set forth in Section 3.8(a) of the Disclosure Schedule, title to the UK Real Property is registered at HM Land Registry with the class of title and under the title number referred to in Section 3.8(a) of the Disclosure Schedule in the name of Atlantic Inertial UK free and clear of all Liens, except for Permitted Liens and (i) planning, building and other similar restrictions, (ii) liens that have been placed by any developer, landlord or other third party on property over which Atlantic Inertial UK or its Affiliates have easement, subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions.
(b) Section 3.8(b) of the Disclosure Schedule sets forth a true and complete list of all licenses, agreements and leases of real property under which any member of the Company Group is a lessee or sub-lessee (the “Real Property Leases”). The real property leasehold or subleasehold estates and other rights to use or occupy real property subject to the Real Property Leases are hereinafter referred to as the “Leased Real Property.” To the Sellers’ Knowledge, there are no oral Real Property Leases. Except as set forth in Section 3.8(b) of the Disclosure Schedule, (i) to the Sellers’ Knowledge, no event has occurred with respect to any Real Property Lease that would constitute a material breach or default or permit a party thereto any right of termination, modification, or acceleration thereunder, (ii) each Real Property Lease is a legal, valid, binding, enforceable obligation on the applicable member of the Company Group and, to the Sellers’ Knowledge, on the other party thereto, subject to proper authorization and execution of such Real Property Lease by the other party thereto and to the Remedies Exception, (iii) each Real Property Lease is in full force and effect, and (iv) to the Knowledge of Sellers, each Real Property Lease will continue to be binding in accordance with its terms immediately following the Closing.
(c) The Leased Real Property constitutes all material real property used by the Company Group that are necessary to the operation of the business as it is currently conducted outside of the United Kingdom.
(d) The UK Real Property constitutes all real property used by the Company Group that are necessary to the operation of the business as it is currently conducted within the United Kingdom.
(e) Other than the UK Real Property (and liabilities which burden the UK Real Property and relate to adjoining land thereto as set out in Section 3.8(a) of the Disclosure Schedule), Atlantic Inertial UK has no contingent property liabilities in relation to any real property that it owns or has owned or leased in the United Kingdom prior to the date of this Agreement;
(f) To the Seller’s Knowledge the written replies given by the Seller’s legal counsel to written inquiries raised by the Buyer’s legal counsel in respect of the UK Real Property (including without limitation replies to CPSE 1 v 1.9) are true accurate and not misleading in any material respect.

Section 3.9 Intellectual Property.
(a) Section 3.9(a) of the Disclosure Schedule contains a complete and accurate list (or a general description in the case of subparts (iv) and (vii)) of any of the following that are Intellectual Property owned by any member of the Company Group that are material to the business of the Company Group as currently conducted: (i) registrations and pending applications for registration of any Patents; (ii) registrations and pending applications for registration of any Marks; (iii) registered copyrights; (iv) computer software; (v) registered design rights; (vi) semiconductor typographies or masks; and (vii) unregistered Intellectual Property. All of the registered Intellectual Property rights and pending applications therefor listed in Section 3.9(a) of the Disclosure Schedule, and, to Sellers’ Knowledge, all of the unregistered Intellectual Property rights listed in Section 3.9(a) of the Disclosure Schedule are, unless otherwise indicated therein, unexpired and subsisting and have not been abandoned, cancelled or dedicated to the public, with the exception of standard data rights and patent rights contained in the Federal Acquisition Regulation and Department of Defense FAR Supplement identified in the Government Contracts or in relation to any similar right pursuant to a Government Contract. The appropriate member of the Company Group is listed as the owner of record for all of the registered Intellectual Property and all pending applications therefor set forth in Section 3.9(a) of the Disclosure Schedule.
(b) Except as set forth in Section 3.9(b) of the Disclosure Schedule, a member of the Company Group either owns or, to the Knowledge of the Sellers has the right to use, pursuant to a valid license or otherwise, all material Intellectual Property that is necessary for the operation of the business of any member of the Company Group, as each is currently conducted, free and clear of all Liens (other than Permitted Liens) (collectively, the “Company Intellectual Property”). To the Sellers’ Knowledge, the business of the Company Group is not currently operated in a manner that infringes, misappropriates, or otherwise violates to any material extent any Intellectual Property rights of any third parties. There are no claims or actions against any member of the Company Group that are presently pending, and to the Sellers’ Knowledge, no claims or actions have been threatened in writing since August 21, 2007 (other than claims that have been finally resolved) that (i) contest the validity of or use by the Company Group of the Company Intellectual Property, (ii) claim that the use by the Company Group of the Company Intellectual Property in the operation of the business to any material extent infringes, dilutes, misappropriates, or otherwise violates the Intellectual Property of any Person, or (iii) contest the ownership of the Company Group of any material Company Intellectual Property that is listed in Section 3.9(a) of the Disclosure Schedule.
(c) All relevant fees, costs, charges, and taxes have been paid in full in respect of the registered Intellectual Property Rights and all applications for such rights disclosed in Section 3.9(a) of the Disclosure Schedule up to the date hereof.
(d) To the Sellers’ Knowledge, there is no (nor, since August 21, 2007, has there been any) infringement, misappropriation, or other violation of any of the Company Intellectual Property by any third party which, if challenged and determined adversely to the relevant member of the Company Group or if unredressed would have a Material Adverse Effect.
(e) To the Sellers’ Knowledge, the Computer Systems used by the Company Group are adequate for the operations of the business as currently conducted. In the twelve (12) months prior to the date hereof, the Company Group has not suffered any failures or bugs in or breakdowns of any Computer System used in connection with its activities which have caused material disruption to the Business and the elements of the Computer System are, in all material respects, functioning properly and in accordance with applicable specifications.

(f) No material trade secrets, know-how, customer lists, or other confidential information of the Company Group has been published or disclosed by any member of the Company Group, nor to the Knowledge of the Sellers by any other Person, to any third party, except (in either case) pursuant to licenses or contracts requiring such other party to keep such trade secrets confidential or where such disclosure could not reasonably be expected to have a Material Adverse Effect.
(g) Other than end-user rights granted in the ordinary course of business and rights granted in accordance with standard data rights and patent rights contained in the Federal Acquisition Regulation and Department of Defense FAR Supplement identified in the Government Contracts or in relation to any similar right pursuant to a Government Contract, Section 3.9(g) of the Disclosure Schedule contains a complete and correct list of all material options, rights (including marketing rights), licenses or interests of any kind that have been either (i) granted by a third party to a member of the Company Group and relating to Intellectual Property, or (ii) granted by a member of the Company Group to a third party and relating to Intellectual Property of any member of the Company Group and which, in both cases, are subsisting as at the date hereof. To the Sellers’ Knowledge, no member of the Company Group is in material breach of any license to use Intellectual Property granted to or by such member of the Company Group.
(h) Except as set forth in Section 3.9(h) of the Disclosure Schedule, each member of the Company Group has engaged each of its employees, consultants, and contractors who would reasonably be expected to develop any material Intellectual Property on terms that provide that (either through operation of law or contract) all of such individual’s rights in and to any Intellectual Property developed by such individual in the course of his or her employment or engagement are assigned to such member of the Company Group.
(i) No products produced or distributed by any member of the Company Group contain any Publicly Available Software other than the Publicly Available Software specifically listed in Section 3.9(i) of the Disclosure Schedule, and to Sellers’ Knowledge, each member of the Company Group possesses sufficient legal rights in Publicly Available Software contained in its products necessary for its business as now conducted without any violation of the license agreements with respect to such Publicly Available Software. As used herein, “Publicly Available Software” means any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software: (A) be disclosed or distributed in source code form; or (B) be redistributable at no or minimal charge.
Section 3.10 Environmental Matters. This Section 3.10 and (to the extent applicable) Section 3.30 shall constitute the sole representations of the Company with respect to environmental matters, including matters relating to Environmental Law or Hazardous Materials.
(a) Except as set forth on Section 3.10(a) of the Disclosure Schedule:
(i) Each member of the Company Group is, and since August 21, 2007 has been, in material compliance with and there has been no material violation of applicable Environmental Laws;
(ii) There are no pending or, to the Sellers’ Knowledge, material threatened Environmental Claims directed against any member of the Company Group;
(iii) Each member of the Company Group has received all material Permits required under Environmental Laws for the current conduct of its business (“Environmental Permits”) and is in material compliance with all Environmental Permits held by it. All applications, notices or other documents have been timely filed as necessary to effect renewal of such Environmental Permits and, to the Sellers’ Knowledge, all Environmental Permits are expected to be issued on terms reasonably expected to enable operations in the manner presently conducted;
(iv) Since August 21, 2007, no member of the Company Group has knowingly assumed the liability of any other Person under Environmental Laws. To the Knowledge of the Sellers (having made no inquiry other than inquiry of the Company Group’s employees responsible for environmental matters), no member of the Company Group has assumed the liability of any other Person under Environmental Laws before August 21, 2007;
(v) To the Knowledge of the Sellers, no member of the Company Group has (at any time since August 21, 2007) managed, used, stored, treated, disposed or released Hazardous Materials on, at or beneath any properties they currently or previously owned, leased, operated or used except in material compliance with Environmental Laws;
(vi) No properties currently or previously owned, leased or operated by the Company or any of its members contain underground storage tanks or Hazardous Materials that have been Released or, to the Knowledge of the Sellers, that pose a threat of Release to the Environment and that would be reasonably expected to give rise to material closure, remediation, removal or retirement costs on any member of the Company Group or that are reasonably likely to be subject to any material Environmental Claim directed against any member of the Company Group;
(vii) Sellers have provided Buyer with complete copies of (i) environmental site reviews conducted of the Cheshire, Connecticut, Heath, Ohio and Plymouth UK facilities by ENVIRON International Corporation and dated September 2006; (ii) any material site assessments, site audits, reports, and results of investigations (in each case relating to environmental matters) that have been conducted by the Company Group (or its consultants) since August 21, 2007; and (iii) all material regulatory correspondence submitted by or directed to the Company Group with respect to the operations of the Company since August 21, 2007;
(viii) No outstanding, expected or recurring material Liens or material financial obligations have been imposed or are reasonably anticipated to be imposed by any Governmental Authority against any member of the Company Group pursuant to any Environmental Law with respect to any property leased or operated by each member of the Company Group; and
(ix) The Company Group and each of its members is in material compliance with all applicable provisions of Regulation No 1907/2006 of the European Parliament and of the Council concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH) and all implementing regulations and measures thereof.
(b) Except as set forth on Section 3.10(b) of the Disclosure Schedule:
(i) The following pollution legal liability insurance policies remain valid, in force and no claims have been filed thereunder: (A) PLS 2604226 (American International Specialty Lines Company), (B) LPA 0023924 (XL Europe Limited), and (C) LPA 0023925 (XL Europe Limited) (collectively, the “Environmental Insurance Policies”); and
(ii) Atlantic Inertial US has not, since August 21, 2007, taken any action or failed to act in a manner that could reasonably be expected to release, materially reduce or materially impair its environmental indemnity rights under the December 10, 1999 Asset Purchase Agreement between Honeywell International, Inc. and Condor Pacific Industries, Inc., and has not filed any claim thereunder since August 21, 2007.
Section 3.11 Contracts.
(a) Section 3.11(a) of the Disclosure Schedule lists each of the Material Contracts of the Company Group.
(b) Each Material Contract of the Company Group listed in Section 3.11(a) of the Disclosure Schedule is a legal, valid and binding obligation of the Company, Atlantic Inertial US, or Atlantic Inertial UK, as the case may be, and, to the Sellers’ Knowledge, each other party to such Material Contract, and is enforceable against the Company, Atlantic Inertial US, or Atlantic Inertial UK, as the case may be, and, to the Sellers’ Knowledge, each such other party in accordance with its terms, subject, in each case, to the Remedies Exception. Except with respect to any Material Contract that is a Government Contract, neither the Company, Atlantic Inertial US, nor Atlantic Inertial UK, nor, to the Sellers’ Knowledge, any other party to a Material Contract is in material default or material breach of or has failed to perform any material obligation under a Material Contract, and to the Sellers’ Knowledge there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).
(c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, (i) each member of the Company Group is in compliance in all material respects with the terms and conditions of each Government Contract on which final payment has not been received and all requirements of Law pertaining thereto; (ii) all material representations and certifications made by a member of the Company Group with respect to any such Government Contract were complete and accurate in all material respects as of their effective date; (iii) within the past year, no member of the Company Group has received a written notice terminating or stating an intent to terminate (x) any Government Contract for default or (y) any Government Contract with anticipated revenues of more than $100,000 (at the time such written notice is received) for convenience; and (iv) neither any Governmental Authority nor any prime contractor or subcontractor has notified a member of the Company Group either in writing or, to the Sellers’ Knowledge, orally, that a member of the Company Group has materially breached or violated any Law, certification, representation or requirement pertaining to any Government Contract.
(d) Each Government Contract that is a Material Contract was entered into in the ordinary course of business.
(e) No member of the Company Group is or, to the Sellers’ Knowledge, has been (i) debarred or suspended from participation in, or the award of, Contracts with any Governmental Authority or (ii) the subject of any debarment or suspension inquiry. No member of the Company Group is under indictment or writ of information by any Governmental Authority, or, to the Sellers’ Knowledge, under any administrative, civil or criminal investigation or any audit or other investigation by any Governmental Authority, with the exception of routine audits performed by the Defense Contract Audit Agency or an equivalent government agency of the United Kingdom, with respect to any material alleged irregularity, misstatement, omission or noncompliance arising under or relating to any Government Contract or Laws applicable thereto.
(f) There are (i) no outstanding material claims against a member of the Company Group by any Governmental Authority or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract and (ii) no outstanding material disputes between a member of the Company Group on the one hand, and any Governmental Authority, on the other hand, under the United States Contract Disputes Act of 1978 or between a member of the Company

Group on the one hand, and any prime contractor, subcontractor, vendor or other third party, on the other hand, arising under or relating to any such Government Contract.
(g) Section 3.11(g) of the Disclosure Schedule lists each outstanding bid, proposal, offer or quotation made by a member of the Company Group or by a contractor team or joint venture in which a member of the Company Group is participating, that, if accepted, would lead to a Government Contract that would have constituted a Material Contract had it been entered into as of the date of this Agreement.
(h) Neither Christopher Holmes, David Oldham, Robert Nead, or Peter Armstrong nor any other officer or member of the board of directors of Atlantic Inertial US has actual knowledge of any credible evidence that Atlantic Inertial US or any of its Principals, employees, agents, or subcontractors have committed a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or of the civil False Claims Act (31 U.S.C. §§ 3729 — 3733) in connection with the award, performance or close out of any of Atlantic Inertial US’s Government Contracts, or a subcontract issued thereunder, and to which the December 2008 version of Federal Acquisition Regulation § 52.203-13 applies. To Sellers’ Knowledge, neither Atlantic Inertial U.S. nor any of its Principals has, since August 21, 2007, knowingly failed to timely disclose to a Governmental Authority, in connection with the award, performance, or closeout of a Government Contract or a subcontract issued thereunder, credible evidence of a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code, of the civil False Claims Act (31 U.S.C. §§ 3729 — 3733), or significant overpayment(s) on a Government Contract, other than significant overpayments resulting from contract financing payments as defined in Federal Acquisition Regulation § 32.001, and that would give rise to a cause for suspension of debarment of Atlantic Inertial US pursuant to Federal Acquisition Regulation §§ 9.406-2 or 9.407-2. For purposes of this subsection, the term “Principal” shall have the same meaning as set forth in Federal Acquisition Regulation § 2.101, and the term “credible evidence” shall be determined in accordance with the Final Rule published at 73 Fed. Reg. 67064 (Nov. 12, 2008).
(i) Each of Atlantic Inertial US and Atlantic Inertial UK has a written code of business ethics and/or employee conduct and has made a copy of the code available to each employee.
(j) Since August 21, 2007, no member of the Company Group has conducted any internal investigation or made any disclosure to a Government Authority with respect to any alleged false statements, false claims or similar misconduct under or relating to any Government Contract. For the purposes of this subsection, an “internal investigation” means any investigation conducted by or under the direction of an attorney or an internal or third party auditor.
(k) To the Sellers’ Knowledge, no facts exist that could give rise to a claim under the Truth in Negotiations Act for a price adjustment under any Government Contract.
(l) Except as set forth in Section 3.11(l) of the Disclosure Schedule, neither any Governmental Authority nor any prime contractor or subcontractor has disallowed any material costs claimed by any member of the Company Group under any Government Contract that is a Material Contract on which final payment has not been made, and to Seller’s Knowledge, there is no fact or occurrence that could be a reasonable basis for disallowing any such costs. Atlantic Inertial US’s and Atlantic Inertial UK’s policy for establishing reserves with respect to any cost-reimbursable Government Contract is consistent with historical trends relating to disallowance of costs of this nature on such contracts.

(m) Except as set forth in Section 3.11(m) of the Disclosure Schedule, neither any Governmental Authority nor any prime contractor or higher tier subcontractor has, since September 25, 2009, withheld or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set off or attempted to set off, amounts of money in excess of $10,000 otherwise acknowledged to be due to any member of the Company Group pursuant to any Government Contract.
(n) Except as set forth in Section 3.11(n) of the Disclosure Schedule, since September 25, 2009, no member of the Company Group has, in conjunction with the performance of any anticipated Government Contract not yet entered into or any anticipated option exercise or modification of any Government Contract prior to award, option exercise, or modification, made any expenditures or incurred out of pocket costs or obligations in excess of $250,000 in the aggregate for all members of the Company Group and all such Government Contracts, exclusive of any internal labor costs or overhead and costs associated with the purchase of raw materials for inventory for general use in the business.
(o) Each member of the Company Group and its employees hold such security clearances as are required to perform its Government Contracts. To the Sellers’ Knowledge, there is no existing information, fact, condition or circumstance that would cause any member of the Company Group to lose its facility security clearance(s). Each member of the Company Group is in compliance in all material respects with all applicable Laws regarding national security.
(p) Except as set forth in Section 3.11(p) of the Disclosure Schedule, to the Sellers’ Knowledge, no Government Contract was awarded to any member of the Company Group pursuant to any set-aside program (small business, small disadvantaged business, woman owned business, etc.) or as a result of such member’s “small business” or other preferred status under applicable Laws.
(q) The cost accounting practices that each member of the Company Group is using (and has used since August 21, 2007) to estimate and record costs in connection with the submission of Bids and performance of Government Contracts are (and have been) in substantial compliance with applicable Laws, including but not limited to, the FAR cost principles (48 C.F.R. Part 31) and the Cost Accounting Standards (48 C.F.R. Chap. 99), and have been properly disclosed to the appropriate Governmental Authority (if required to be disclosed by applicable Laws).
Section 3.12 Insurance. Section 3.12 of the Disclosure Schedule sets forth a list of the policies of insurance currently maintained by or at the expense of or for the direct or indirect benefit of the Company Group (including any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage) and includes a description of any self-insurance arrangements in place for any member of the Company Group. All premiums currently due with respect to such policies have been paid when due. No member of the Company Group has received any notice of cancellation or non-renewal regarding the insurance set forth in Section 3.12 of the Disclosure Schedule and no claims have been made at any time since August 20, 2007, under such policies, except as set forth in Section 3.12 of the Disclosure Schedule. For the avoidance of doubt, this Section 3.12 shall not apply to any policies of insurance or self-insurance arrangements (including any policies providing for workers’ compensation) that are set forth on Section 3.14(a) of the Disclosure Schedule.
Section 3.13 Litigation. Except for the Retained Claims and except as set forth on Section 3.13 of the Disclosure Schedule, (a) there are, and since August 21, 2007 there have been, no asserted Actions against any member of the Company Group, (b) to the Sellers’ Knowledge, there are no material claims that have been threatened in law or in equity or before any Governmental Authority against any member of the Company Group, and (c) there are no outstanding material injunctions, judgments, orders, decrees, rulings, or charges to which any member of the Company Group is a party or by which any member of the Company Group is bound by or with any Governmental Authority.
Section 3.14 Employee Matters.
(a) US Employment and Employee Benefits Matters.
(i) Section 3.14(a)(i) of the Disclosure Schedule sets forth a list or a description of each US Employee Plan. True and complete copies of each of the material US Employee Plans, or, in the absence of a plan document, summaries or written interpretations thereof, have been made available to Buyer. Except as specifically provided in the foregoing documents delivered or made available to Buyer or as set forth in Section 3.14(a) of the Disclosure Schedule, there are no material amendments to any US Employee Plan that have been adopted or approved nor have the Sellers, the Company or any of their Subsidiaries undertaken to make any such material amendments or to adopt or approve any new US Employee Plan or other employee benefit plan within the meaning of Section 3(3) of ERISA.
(ii) Each material US Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has an application for a favorable determination letter pending, or has time remaining in which to file an application for such determination from the Internal Revenue Service, and to Sellers’ Knowledge there is no reason why any such determination letter should be revoked. Copies of the most recent Internal Revenue Service determination letters (if any) with respect to each such US Employee Plan have been made available to Buyer. Each such US Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by Law, including ERISA and the Code, that are applicable to such US Employee Plan, except for any non compliance that would not have a material adverse financial effect on the Company or Atlantic Inertial US.
(iii) All contributions (A) required by Law or by any document or other contractual undertaking to be made under any US Employee Plan to any funds or trusts established thereunder or in connection therewith, and (B) all premiums due or payable with respect to insurance policies funding any US Employee Plan, in each case, for any period through the date hereof have been or will be timely made or paid in full. Except as set forth on Section 3.14(a) of the Disclosure Schedule, each US Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not funded through a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded. No trust funding any US Employee Plan is intended to meet the requirements of Code Section 501(c)(9).
(iv) Except as disclosed in Section 3.14(a) of the Disclosure Schedule, neither Atlantic Inertial US nor any of its Affiliates has any current or projected Liability in respect of post-retirement health or life insurance benefits for retired, former or current employees of Atlantic Inertial US, the cost of which is not entirely borne by the eligible participants, except as required to avoid excise tax under Section 4980B of the Code.
(v) Except as disclosed in Section 3.14(a) of the Disclosure Schedule, there is no Action or audit by any Governmental Authority pending or, to the Sellers’ Knowledge, threatened or scheduled against or involving any US Employee Plan or against or involving any fiduciary in its capacity as fiduciary of a US Employee Plan.
(vi) To the Knowledge of the Sellers, with respect to each US Employee Plan, (A) the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with the provisions of ERISA, the Code and all Laws applicable to each such US Employee Plan; (B) except as disclosed in Section 3.14(a) of the Disclosure Schedule, each US Employee Plan has been administered in all material respects in accordance with its terms; (C) if a US Employee Plan is required by applicable Law to be funded and/or book-reserved, such US Employee Plan is funded and/or book reserved, as applicable, based upon reasonable actuarial assumptions; and (D) there is not now, and there are no existing circumstances that could reasonably give rise to, any requirement for the posting of security or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code with respect to a US Employee Plan.
(vii) Except as disclosed in Section 3.14(a) of the Disclosure Schedule, (A) no US Employee Plan is a Multiemployer Plan; (B) neither the Company nor any of its Subsidiaries maintains or contributes to, or has maintained or contributed to, any US Employee Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code; and (C) since August 20, 2007, neither the Company nor any ERISA Affiliate (i) has maintained or contributed to an employee pension benefit plan subject to Title IV of ERISA or (ii) has incurred or reasonably expects to incur any material liability (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, or (d) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Section 601 et seq. of the Code and Section 601 et seq. of ERISA.
(viii) To the Sellers’ Knowledge, each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or any of its Subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under US Employee Plans) is properly so characterized.
(ix) Except as provided in the US Employee Plans or as set forth in Section 3.14(a) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries (except for any such payment or benefit which is to be funded by the Sellers at the Closing), (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.
(x) Except as disclosed in Section 3.14(a) of the Disclosure Schedule, no amount or other entitlement currently in effect that is paid or payable by the Company or Atlantic Inertial US as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) would be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code (without regard to Section 280G(b)(4) of the Code).
(xi) Except as set forth in Section 3.14(a) of the Disclosure Schedule, (a) there is no collective bargaining agreement that is binding on Atlantic Inertial US, and, to the Sellers’ Knowledge, there is no union organizing effort underway, pending or threatened with respect to the employees of Atlantic Inertial US, and (b) to the Sellers’ Knowledge, there are no strikes, slowdowns or work stoppages pending against Atlantic Inertial US, except in each case as would not have a Material Adverse Effect. To the Sellers’ Knowledge, Atlantic Inertial US is not engaged in any unfair labor practice as defined in the United States National Labor Relations Act or any comparable applicable statute or regulation and there is no unfair labor practice charge or complaint against Atlantic Inertial US, pending or, to the Sellers’ Knowledge, threatened before the National Labor Relations Board or any comparable applicable regulatory authority.
(xii) With respect to policies of insurance currently maintained for purposes of providing benefits under a US Employee Plan or for purposes of providing workers’ compensation benefits to employees of Atlantic Inertial US, all premiums currently due with respect to such policies have been paid. Neither the Company nor Atlantic Inertial US has received any notice of cancellation or non-renewal regarding such insurance. All claims that could have a material adverse financial effect on the Company or Atlantic Inertial US made since August 20, 2007 under any policies of insurance maintained for purposes of providing workers’ compensation benefits to employees of Atlantic Inertial US have been disclosed to the Buyer.
This Section 3.14(a) and (to the extent applicable) Section 3.30 only contain representations pertaining to employment and employee benefits matters relating to the business of Atlantic Inertial US. For the avoidance of doubt, such representations include representations as specified in Section 3.14(a)(vii)(C) with respect to ERISA Affiliates, to the extent such representations relate to the business of Atlantic Inertial US.
(b) UK Labor Matters. This Section 3.14(b), Section 3.14(c) and (to the extent applicable) Section 3.30 contain the only representations in this Agreement pertaining to employment and employee benefit matters relating to the business of Atlantic Inertial UK.
(i) Atlantic Inertial UK has disclosed to Buyer in the Data Room or in the documents referred to in the Disclosure Schedule:
A. the Contract of employment of any UK Employee who is a Key Employee and the standard terms of employment and/or engagement on which all UK Employees earning a basic salary of £32,000 per annum or more (other than Key Employees) are employed or engaged (the details of whom are contained in document 4.1.1.1 in the Data Room);
B. true and accurate dates of commencement of continuous service for the purposes of the Employment Rights Act 1996, job title, notice entitlement or if a fixed term, the expiry date of the fixed term and details of any previous renewals, grade and department, salary and other remuneration of each UK Employee and Worker (including any benefits or privileges provided or which Atlantic Inertial UK or any member of the Company Group is bound to provide to them or their dependents whether now or in future);
C. details of any benefit received by any UK Employee and Worker otherwise than in cash and of any benefit received by any UK Employee and Worker in cash which is related to sales, profits, turnover or performance or which is otherwise variable (other than overtime, stand-by pay and shift supplements);
D. details of all contracts with consultants who are individuals or with companies to provide specified individuals;

E. details of any current or pending court or tribunal case, claim or action brought by any UK Employee, Worker or former employee or Worker against Atlantic Inertial UK;
F. details of any collective agreement which will have effect after the date of this Agreement in its application in relation to any UK Employee; and
G. all UK Employees and Workers who are on secondment, maternity, adoption or other leave or who are absent due to ill-health or for any other reason in each case to include only those UK Employees and Workers who have been absent or whom it is anticipated will be absent for one calendar month or more.
(ii) There are no written or unwritten contracts of employment or engagement between Atlantic Inertial UK and any UK Employee or Worker which cannot be terminated by twelve (12) months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).
(iii) Except as set forth in Section 3.14(b) of the Disclosure Schedule, there are no outstanding agreements or arrangements to which Atlantic Inertial UK is bound or is a party or has informed employees or Workers or their representatives that it is proposing to introduce for profit-sharing or for payments to any UK Employee and Worker of bonuses or for incentive payments or other similar matters.
(iv) Except as set forth in Section 3.14(b) of the Disclosure Schedule there are no share incentive schemes, share option schemes or profit-sharing, bonus, commission or other incentive arrangements introduced or established by Atlantic Inertial UK or any member of the Company Group in which any UK Employee or Worker may or does participate.
(v) Save as set out in Section 3.14(b) of the Disclosure Schedule, there are no amounts owing to any present or former officers, workers, employees, individual consultants or consultant’s companies of Atlantic Inertial UK or any member of the Company Group other than the outstanding part of any wages, bonus or other benefits accrued in the ordinary course of business in respect of the current salary period or bonus year as appropriate but not yet due for payment or for reimbursement of business expenses properly incurred.
(vi) To the Knowledge of Sellers, Atlantic Inertial UK is not under any legally binding liability (actual or contingent) to pay any payment on redundancy other than statutory redundancy payments and there has been no practice of paying enhanced redundancy payments or payments on termination of employment or retirement on a discretionary basis within the last three (3) years save as set out in Section 3.14(b) of the Disclosure Schedule.
(vii) Save as set out in Section 3.14(b) of the Disclosure Schedule, since the Balance Sheet Date, no change has been made in the emoluments or other terms of engagement of any UK Employee (with the exception of Key Employees) and Worker and no such change, and no negotiation or request for such a change is due or expected within six (6) months from the date of this Agreement.

(viii) Save as set out in Section 3.14(b) of the Disclosure Schedule, Atlantic Inertial UK has not formally recognized a trade union and is not party to any agreement with any trade union in respect of its employees.
(ix) Atlantic Inertial UK is not involved in any industrial action in respect of its employees, individual consultants or consultant’s companies and no industrial action is pending or threatened.
(x) Except as set forth in Section 3.14(b) of the Disclosure Schedule, there are no home working, part time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any UK Employees or Workers.
(xi) Except as set forth in Section 3.14(b) of the Disclosure Schedule, Atlantic Inertial UK does not use the services of outworkers, agency or other self-employed persons, contract labor or agents.
(xii) Except as set forth in Section 3.14(b) of the Disclosure Schedule, there is no person previously employed or engaged by Atlantic Inertial UK who now has a statutory or contractual right to return to work or to be reinstated or to be re-engaged by it or by any member of the Company Group.
(xiii) Except as set forth in Section 3.14(b) of the Disclosure Schedule, Atlantic Inertial UK has not given or received notice to terminate the employment or engagement of any person employed or engaged by it (including, without limitation, under a consultancy contract) where such notice has not yet expired.
(xiv) To the Knowledge of the Sellers, there are no claims threatened or pending against Atlantic Inertial UK by or in respect of any employee, worker, former employee or worker, individual consultant, former individual consultant, consultant’s company or former consultant’s company in respect of any accident or injury or in relation to any other matter arising from his employment or engagement (including, without limitation, under a consultancy contract) or its termination and so far as the Seller is aware there is no fact or circumstances likely to give rise to any such claim.
(xv) No UK Employee in the twelve (12) months prior to Closing has made any claim or had any outstanding legal proceedings against Atlantic Inertial UK in connection with or arising from his employment or engagement under any applicable Law including, without limitation, any claims in respect of discrimination or grounds of age, sex, race, disability or otherwise and there are no circumstances which may give rise to such a claim.
(xvi) In respect of each UK Employee and Worker, Atlantic Inertial UK and any member of the Company Group has, to the Knowledge of Sellers: (a) complied with all relevant statutes, orders and awards made under any Employment Legislation affecting the conditions of service and relations between it and Employees or Workers it is required to perform whether arising under contract, statute, at common law or in equity or under any treaties, including the EC Treaty or laws of the European Community or otherwise; (b) complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives which deal with the terms and conditions of service; and (c) maintained adequate and up to date records.
(c) UK Pensions.

(i) Except pursuant to the Atlantic Inertial UK Schemes and the BAe Schemes, Atlantic Inertial UK has not paid, provided or contributed towards any Benefit for or in respect of any UK Employee or any spouse, child or dependent of any UK Employee nor has it agreed to do so.
(ii) The documents listed in Section 3.14(c) of the Disclosure Schedule include all material documents governing Atlantic Inertial UK Schemes including all material written communications issued to the UK Employees describing the terms of Atlantic Inertial UK Schemes (other than routine Benefit statements) of current effect.
(iii) Each Atlantic Inertial UK Scheme is a registered pension scheme for the purposes of the United Kingdom Finance Act 2004.
(iv) To the Sellers’ Knowledge, Atlantic Inertial UK has paid all contributions that Atlantic Inertial UK is required to pay to Atlantic Inertial UK Schemes and the BAe Schemes in accordance with normal payment procedures applicable to Atlantic Inertial UK Schemes in respect of the UK Employees.
(v) To the Sellers’ Knowledge, Atlantic Inertial UK is not engaged or involved in any proceedings in connection with the BAe Schemes or the Atlantic Inertial UK Schemes and there is no reason why any such proceedings would commence. For the purposes of this Section 3.14(c)(v), “proceedings” includes any litigation or arbitration and also includes any investigation or determination by the Pensions Ombudsman or the Occupational Pension Advisory Service, any notice or order issued or threatened by the Pensions Regulator or any complaint under any internal dispute resolution procedure established in connection with the relevant BAe Scheme or Atlantic Inertial UK Scheme.
(vi) Atlantic Inertial UK has complied with its obligations under the BAe Pensions Agreement and has not done or permitted any act which could result in any sum becoming due as a consequence of an increase in the capital value of the benefits payable under the BAe Schemes.
Section 3.15 Legal Compliance. Except with respect to Tax matters (which are addressed exclusively in Section 3.7), environmental matters (which are addressed exclusively in Section 3.10), Government Contract matters (which are addressed exclusively in Section 3.11) employee benefit matters (which are addressed exclusively in Section 3.14) and export control and export permit compliance matters (that are addressed exclusively in Section 3.16 and Section 3.17), no member of the Company Group is in violation in any material respect of any Law applicable to its business or operations. Since August 20, 2007, no member of the Company Group has received any notice or other correspondence from a Governmental Authority of any actual, alleged, or possible failure to comply with any Law, and, to the Sellers’ Knowledge, no event has occurred and no circumstances exist that may constitute or result in a material violation by a member of the Company Group or a material failure to comply with any Law.
Section 3.16 Permits. Each member of the Company Group owns, holds or possesses all material governmental licenses, registrations, clearances and permits (collectively, “Permits”) that are required under Law to entitle them to own or lease, operate and use their assets and to carry on and conduct their respective businesses as currently conducted by them, except for any Permit the absence of which would not have a Material Adverse Effect. No member of the Company Group is in any material respect in default or violation of any term, condition or provision of any Permit to which it is a party. Section 3.16 of the Disclosure Schedule identifies all pending requests for, and all currently effective export licenses, technical assistance agreements, manufacturing licensing agreements, commodity jurisdiction determinations, commodity classification rulings, and other authorizations approved for, or issued to any member of the Company Group, by the Directorate of Defense Trade Controls of the U.S. Department of State (“DDTC”), the U.S. Departments of Commerce or Treasury or the U.K. Department for Business Innovation and Skills (or any predecessor thereof) except for commodity jurisdiction determinations and commodity classification rulings obtained prior to August 21, 2007
Section 3.17 Export Controls Compliance. To the Sellers’ Knowledge, except as identified in Section 3.17 of the Disclosure Schedule, there have been no material violations by any member of the Company Group since August 21, 2007 of the International Traffic in Arms Regulations, 22 CFR Parts 120-130, administered by the Department of State (the “ITAR”), the Export Administration Regulations, 15 CFR Parts 730-774, administered by the Department of Commerce, the U.S. economic sanctions programs administered by the Department of Treasury, Office of Foreign Assets Control, 31 CFR Parts 500 to 598, or any similar Laws of any other jurisdiction (collectively, the “Export Controls Laws”), that have not been disclosed to the cognizant U.S. or foreign Government Authority. To the Sellers’ Knowledge, Section 3.17 of the Disclosure Schedule identifies (i) every directed or voluntary disclosure made by any member of the Company Group since August 21, 2007 with regard to Export Controls Laws, and (ii) all correspondence since August 21, 2007 between any member of the Company Group and enforcement personnel at DDTC, the U.S. Departments of Commerce or Treasury or the U.K. Department for Business Innovation and Skills (or any predecessor thereof) with regard to any matters related to Export Control Laws not otherwise required by this Section 3.17 to be identified on Section 3.17 of the Disclosure Schedule. To the Sellers’ Knowledge, except as identified in Section 3.17 of the Disclosure Schedule, there have been no shipments, sales or other dealings by the Company Group to or with persons or entities in the following countries during the past five (5) years: Afghanistan, Burma, Belarus, China, Cote d’Ivoire, Cuba, Cyprus, Democratic Republic of the Congo, Eritrea, Haiti, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Sierra Leone, Somalia, Sri Lanka, Sudan, Syria, Venezuela, Vietnam, Yemen or Zimbabwe.
Section 3.18 Brokers’ Fees. Except as set forth on Section 3.18 of the Disclosure Schedule, no member of the Company Group has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Company or Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder or person providing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.
Section 3.19 No Undisclosed Liabilities. Except with respect to Tax matters (which are addressed exclusively in Section 3.7), environmental matters (which are addressed exclusively in Section 3.10), Government Contract matters (which are addressed exclusively in Section 3.11) employee benefit matters (which are addressed exclusively in Section 3.14), export control and export permit compliance matters (that are addressed exclusively in Section 3.16 and 3.17), and except as disclosed in the Disclosure Schedule or as disclosed or provided for in the Financial Statements, neither the Company nor any consolidated Subsidiary has any liabilities of any kind other than (a) Liabilities incurred in the ordinary course of business after the Balance Sheet Date, (b) Liabilities relating to the current or future performance, or arising in the future in accordance with any terms, of Material Contracts to which the Company or any Subsidiary is subject and which are either listed on Section 3.19 of the Disclosure Schedule or not required to be so listed, (c) Liabilities incurred in connection with the transactions contemplated hereby, and (d) any Liabilities that would not have a Material Adverse Effect.
Section 3.20 Title to Tangible Assets. Except as set forth on Section 3.20 of the Disclosure Schedule and except with respect to the matters addressed in Section 3.8 and Section 3.9 (which shall be governed solely by the terms of such sections), the Company and its Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license to use, the tangible properties and assets shown on the most recent balance sheet included in the Financial Statements or acquired thereafter prior to the date hereof, or used in the conduct of the business, free and clear of all Liens, except for (a) properties and assets disposed of in the ordinary course of business, (b) Permitted Liens, and (c) with respect to leases and other agreements, the rights of the other parties specified therein.
Section 3.21 Accounts Receivables. All accounts receivable of the Company and the Subsidiaries that are reflected on the balance sheet as of the Balance Sheet Date included in the Unaudited Financial Statements (a) arose from bona fide sales actually made or services actually performed in the ordinary course of business, and (b) to the Knowledge of Sellers, are not subject to any right of set-off, claim, counterclaim, or defense, other than in the ordinary course. Unbilled receivables are determined in accordance with GAAP using the cost-to-cost percentage of completion method of accounting, consistently applied, and have been recorded in the books and records of the Company or its applicable Subsidiary in the ordinary course of business.
Section 3.22 Affiliate Transactions. Except as set forth on Section 3.22 of the Disclosure Schedule, to the Sellers’ Knowledge, no manager, member, officer or Affiliate of the Company or any entity in which any such Person or individual owns any beneficial interest, is a party to any Material Contract or has any material interest in any property used by the Company or its Subsidiaries.
Section 3.23 Bank Accounts; Powers of Attorney. Section 3.23 of the Disclosure Schedule sets forth a true and complete list of (a) the account number for each bank account of the Company and the Subsidiaries, (b) the name and address of each bank with which the Company or any of the Subsidiaries has an account or safe deposit box, (c) the name of each Person authorized to draw thereon or have access thereto and (d) the name of each Person holding a power of attorney on behalf of the Company or any Subsidiary.
Section 3.24 Books and Records. All corporate or other minute books and stock record books of the Company and each of the Subsidiaries have been delivered to the Buyer are true and complete in all material respects and accurately reflect in all material respects all corporate or other actions taken by the Company and each of the Subsidiaries. At the Closing, all of such books and records will be in the possession of the Company or the Subsidiaries.
Section 3.25 Internal Controls. The Company Group has established and maintains a system of internal control over financial reporting that is sufficient to provide management reasonable assurance that the preparation of financial statements for external purposes is in accordance with GAAP.
Section 3.26 No Gifts or Similar Benefits. Except as provided in Section 3.26 of the Disclosure Schedule, since August 20, 2007, no member of the Company Group, or, to Sellers’ Knowledge, after having made reasonable inquiry of Key Employees and operational management of each member of the Company Group, any of their respective directors, officers, agents, or employees has, in connection with the conduct of the Company, directly or indirectly, given or agreed to give anything of value or provide any benefit to any foreign or domestic governmental official, foreign or domestic political party or official thereof, supplier, customer or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) in order to assist the Company in obtaining or retaining business under circumstances that constitute a material violation of any governmental law or regulation which is then in effect, including, without limitation, the Foreign Corrupt Practices Act regardless of U.S. jurisdiction over the activity.
Section 3.27 Asbestos Matters. Except as disclosed in Section 3.27 of the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(a) To Sellers’ Knowledge, there are no asbestos or asbestos-containing materials located on any real property or facilities currently or, to the Sellers Knowledge, formerly owned, leased or used by any member of the Company Group for which the materials have resulted or, due to their present condition, would reasonably be expected to result in, harmful exposures;
(b) The Company Group has not, since August 21, 2007 and to the Seller’s Knowledge before that date, used asbestos in any products manufactured by it or used asbestos in any manner in its production process. To the Sellers Knowledge, no products manufactured, sold or distributed by the Company Group include any asbestos or components that include asbestos;
(c) There has been no Release of asbestos or asbestos-containing materials to the Environment at any property currently or, to the Sellers’ Knowledge, previously owned, leased or operated by any member of the Company Group that would reasonably be expected to give rise to material closure, remediation, removal or retirement costs or that is reasonably likely to be the subject of any Environmental Claim;
(d) To the Sellers’ Knowledge, as of the date hereof, no member of the Company Group has incurred or been subjected to any litigation, liability, claim, action, proceeding, investigation or regulatory action resulting from or in connection with any release of or exposure of any persons to asbestos or asbestos-containing materials; and
(e) The Parties agree that the only representations and warranties of Sellers herein as to asbestos or asbestos-containing materials are those contained in this Section 3.27.
Section 3.28 Solvency. The Company and each of Atlantic Inertial US and Atlantic Inertial UK is and immediately prior to payment of the UK Debt Payoff Amount and the US Debt Payment Amount, will be solvent (i.e., the aggregate value of its assets and properties, at fair valuation, exceeds the aggregate value of its liabilities) and able to pay its debts as they fall due.
Section 3.29 Sufficiency and Condition of Assets.
(a) Except as otherwise disclosed in Section 3.29 of the Disclosure Schedule, each member of the Company Group possesses (or has rights to use) all tangible assets necessary to operate its business in the manner presently operated, except where failure to possess such assets could not reasonably be expected to have a Material Adverse Effect.
(b) Except as would not reasonably be expected to have a Material Adverse Effect, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property of the Company Group are structurally sound, in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 3.30 BAe Benefit; Non-Action.
(a) Atlantic Inertial US is successor in interest to US Buyer (as defined in the BAe Sale Agreement) and Atlantic Inertial UK is the UK Buyer (as defined in the BAe Sale Agreement). Except as set forth on Section 3.30 of the Disclosure Schedule, neither Atlantic Inertial US, any predecessor therof nor Atlantic Inertial UK has assigned or released any of its rights thereunder since August 21, 2007.

(b) Neither Atlantic Inertial US, Atlantic Inertial UK nor any of their Affiliates have, since August 21, 2007, taken any action or failed to take any action where the effect thereof under any of the express terms of the Original Acquisition Documents would be to reduce, impair or make unavailable any of the BAe Recovery Rights.
Section 3.31 NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV OF THIS AGREEMENT, SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SSSL
Each Seller severally, and not jointly and severally, represents and warrants to Buyer as to itself only as of the date hereof, except as set forth in the Disclosure Schedule, as follows. This Article IV contains the only representations in this Agreement relating to the SSSL Group:
Section 4.1 Organization. To the Sellers’ Knowledge, SSSL and each SSSL Subsidiary are duly qualified or licensed to do business and each is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
Section 4.2 Equity Interests; Capitalization.
(a) Atlantic Inertial UK has good and valid title to the SSSL Shares and has the power to transfer them, free and clear of all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of SSSL, and (iii) Liens imposed by Law.
(b) The issued and allotted share capital of SSSL consists of 10,500,000 A shares of £0.50 each and 10,500,000 B shares of £0.50 each. Atlantic Inertial UK owns 10,500,000 A shares of £0.50 each representing 50% of the issued and allotted share capital of SSSL, all of which have been validly issued, are fully paid up and were not issued in violation of any pre-emptive rights. There are no Rights obligating SSSL to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of SSSL. Other than this Agreement, the SSSL Shareholders’ Agreement and the Governing Documents of SSSL, the SSSL Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the SSSL Shares.

(c) SSSL is the sole shareholder of each of Silicon Sensing Products (UK) Limited, Silicon Sensing Products Limited, a company incorporated under the laws of Japan, and Silicon Sensing Systems Japan Limited, a company incorporated under the laws of Japan, and there are no Rights obligating SSSL or any such SSSL Subsidiary to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of any such SSSL Subsidiary. Other than such SSSL Subsidiaries, SSSL does not directly or indirectly own any capital stock or other equity interests in any other corporation, partnership or other Person and SSSL is not a member of or participant in any partnership, joint venture or similar Person.
(d) The consummation of the transactions contemplated by this Agreement does not require consent of Sumitomo Precision Products under the terms of the agreements entered into by Atlantic Inertial UK and Sumitomo Precision Products governing the management and operation of the SSSL Group.
Section 4.3 SSSL Taxes. Except as set forth in Section 4.3 of the Disclosure Schedule, since August 21, 2007, to the Knowledge of the Sellers
(a) (i) Each member of the SSSL Group has timely filed all material Tax Returns required to be filed by them, which Tax Returns are true, correct and complete in all material respects, and has paid all such Taxes that have been shown as due, (ii) no notices respecting asserted or assessed and unresolved deficiencies for any Tax have been received by any member of the SSSL Group for any Tax periods, (iii) no member of the SSSL Group has received any written notice from a Tax Authority of any pending or threatened investigation with respect to any member of the SSSL Group, and no member of the SSSL Group is a party to any action, dispute, proceeding, audit, claim, or assessment pending or proposed by any Tax Authority for the assessment or collection of Taxes, nor has any such event been asserted or threatened, and no member of the SSSL Group is currently pursuing an appeal of any Tax imposed against it, and (iv) each member of the SSSL Group has made all material withholdings of Taxes required to be made under all applicable United Kingdom, Japanese, foreign, state, and local Tax regulations and such withholdings have either been paid to the respective Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the appropriate member of the SSSL Group.
(b) All material Taxes for which any member of the SSSL Group is liable and which has fallen due for payment since August 21, 2007 have been duly paid.
(c) No claim has been made by a Tax Authority in a jurisdiction where any member of the SSSL Group does not file Tax Returns that such member is or may be subject to taxation by that jurisdiction nor is there any material factual or legal basis for any such claim.
(d) No member of the SSSL Group has waived or requested a waiver of any statute of limitations in respect of material Taxes or agreed to or requested any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is still in effect. No member of the SSSL Group has asked for any extensions of time for the filing of any currently outstanding Tax Returns or other documents relating to Tax.
(e) No member of the SSSL Group is a party to, nor are any of them bound by, any Tax sharing, allocation, or indemnity agreement or arrangement.
(f) No member of the SSSL Group has paid or become liable to pay any interest, penalty, surcharge, or fine relating to Tax.

(g) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any member of the SSSL Group.
(h) Section 4.3(h) of the Disclosure Schedule contains a list of all jurisdictions (whether national, local, or foreign) to which any Tax is properly payable by any member of the SSSL Group.
(i) All material records that any member of the SSSL Group is required to keep for Tax purposes in the United Kingdom have been duly kept and are available for inspection.
(j) No member of the SSSL Group is part of a group of companies for the purpose of any relevant Tax that includes any company other than any member of the SSSL Group.
(k) SSSL is registered for UK VAT and has maintained all records that it was required by law to maintain for the purposes of UK VAT.
(l) Any Subsidiary of SSSL that is registered in Japan is registered for Japanese consumption tax (Japanese VAT) and has maintained all records that it was required by law to maintain for the purposes of Japanese VAT.
Section 4.4 SSSL Employees. Except as set forth in Section 4.4 of the Disclosure Schedule, to the Sellers’ Knowledge, neither SSSL nor any SSSL Subsidiary has any employees, workers or consultants.
Section 4.5 SSSL Real Property. To the Sellers’ Knowledge, neither SSSL nor any SSSL Subsidiary owns any real property. To the Sellers’ Knowledge, Section 4.5 of the Disclosure Schedule sets forth a list of each lease of real property to which SSSL is a party on the date hereof or by which SSSL is currently bound (whether as lessee or lessor).
Section 4.6 SSSL Intellectual Property.
(a) Section 4.6(a) of the Disclosure Schedule contains a complete and accurate list (or a general description in the case of subparts (v) and (vi)) of all of the following that are SSSL Owned IP that are material to the business of SSSL or any of the SSSL Subsidiaries as currently conducted: (i) registrations and pending applications for registration of any Patents; (ii) registrations and pending applications for registration of any Marks; (iii) registered copyrights; (iv) registered design rights; (v) computer software; and (vi) unregistered Intellectual Property. All of the registered rights and pending applications therefor listed in Section 4.6(a) of the Disclosure Schedule, and, to Sellers’ Knowledge, all of the unregistered Intellectual Property listed in Section 4.6(a) of the Disclosure Schedule are, unless otherwise indicated therein, unexpired and subsisting and have not been abandoned, cancelled or dedicated to the public, with the exception of standard data rights and patent rights contained in the Federal Acquisition Regulation and Department of Defense FAR Supplement identified in the Government Contracts or in relation to any similar right pursuant to a Government Contract. SSSL or an SSSL Subsidiary (as the case may be) is the title owner and is listed as the owner of record for all SSSL Owned IP as set forth in Section 4.6(a) of the Disclosure Schedule. To the Sellers’ Knowledge all SSSL Third Party IP is licensed to SSSL or an SSSL Subsidiary pursuant to a valid and enforceable license and neither SSSL nor such SSSL Subsidiary is in material breach of such licenses. To the Sellers’ Knowledge, SSSL and the SSSL Subsidiaries either own or have a right to use, pursuant to a valid license or otherwise, all material Intellectual Property that is necessary for the operation of the business of SSSL or any of the SSSL Subsidiaries, as each is currently conducted.

(b) Except as set forth in Section 4.6(b) of the Disclosure Schedule, there is no outstanding infringement, claim or, to the Sellers’ Knowledge, threat of any claim for infringement of any SSSL Owned IP or SSSL Third Party IP in any jurisdiction.
(c) Except as set forth in Section 4.6(c) of the Disclosure Schedule, to the Sellers’ Knowledge, (i) none of the material SSSL Owned IP is the subject of any third party challenge (excluding any challenges raised by national or international Intellectual Property registries) to its subsistence, validity or ownership and (ii) there is no default or breach under any material SSSL Owned IP license to which SSSL or any SSSL Subsidiary is a party or by which they are bound.
(d) To the Sellers’ Knowledge, (i) neither SSSL nor any SSSL Subsidiary has received any notice contesting or questioning SSSL’s or such SSSL Subsidiary’s ownership or right to use any SSSL Owned IP or SSSL Third Party IP and (ii) the business of SSSL or any of the SSSL Subsidiaries is not currently operated in a manner that infringes or misappropriates to any material extent any Intellectual Property rights of any third parties.
(e) All relevant fees, costs, charges, and taxes have been paid in full in respect of the registered SSSL Owned IP and all applications for such rights disclosed in Section 4.6(a) of the Disclosure Schedule up to the date hereof.
(f) To the Sellers’ Knowledge, neither SSSL nor any SSSL Subsidiary has disclosed (except in the ordinary course of its business and then only pursuant to a confidentiality undertaking on reasonable commercial terms), nor to the Sellers’ Knowledge has any other Person disclosed, any of the material know-how, trade secrets, lists of customers or other confidential information of SSSL or any SSSL Subsidiary to any other person where such disclosure has had or could reasonably be expected to have a Material Adverse Effect.
(g) To the Sellers’ Knowledge, except as set forth in Section 4.6(g) of the Disclosure Schedule, each member of the SSSL Group has engaged each of its employees, consultants, and contractors who would reasonably be expected to develop any material Intellectual Property on terms that provide that (either through operation of law or contract) all of such individual’s rights in and to any Intellectual Property developed by such individual in the course of his or her employment or engagement are assigned to such member of the SSSL Group.
(h) To the Sellers’ Knowledge, no products produced or distributed by SSSL or an SSSL Subsidiary contain any Publicly Available Software (as defined in Section 3.9(i) above) other than the Publicly Available Software specifically listed in Section 4.6(h) of the Disclosure Schedule, and to Sellers’ Knowledge, SSSL and each SSSL Subsidiary possesses sufficient legal rights in Publicly Available Software contained in its products necessary for its business as now conducted without any violation of the license agreements with respect to such Publicly Available Software.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
Each Seller severally and not jointly and severally represents and warrants to Buyer as to itself only as of the date hereof, except as set forth in the Disclosure Schedule, as follows:
Section 5.1 Organization. JFL Seller is a limited liability company validly organized and existing under the laws of the State of Delaware.

Section 5.2 Authorization. Each Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which he or it is party, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which he or it is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and the other Sellers, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Remedies Exception.
Section 5.3 Ownership of Interests. Each Seller is the sole holder of record and beneficial owner of the number and class of Interests set forth across from such Seller on Schedule 1. At the Closing, such Seller shall transfer to Buyer good title to such Interests set forth across from JFL Seller on Schedule 1, free and clear of all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of the Company, (iii) for any restrictions on sales of securities under applicable securities Laws and (iv) as may be set forth in Section 5.3 of the Disclosure Schedule.
Section 5.4 Noncontravention. Neither the execution and delivery of this Agreement by any Seller, nor the consummation by any such Seller of the transactions contemplated hereby will (i) conflict with any provision of the Governing Documents of JFL Seller (in the case of JFL Seller only), or (ii) subject to the Consents specified in Section 3.4 and compliance with the HSR Act or International Competition Laws, violate any Law to which such Seller is subject, except, in the case of clause (ii), for such matters which would not, individually or in the aggregate, have a Material Adverse Effect.
Section 5.5 Brokers’ Fees. Except as set forth on Section 5.5 of the Disclosure Schedule, no Seller has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of any members of the Company Group or Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer represents and warrants to Sellers as of the date hereof as follows:
Section 6.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and Buyer has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect.
Section 6.2 Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction

Documents to which it is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and Buyer’s shareholders. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes a legal, valid and binding obligation of Sellers, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.
Section 6.3 Financial Capacity; Solvency.
(a) At or prior to the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash the Base Purchase Price for the Interests in accordance with the terms of Article II and any other amounts to be paid by it hereunder.
(b) Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries shall (i) be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (ii) have adequate capital to carry on their respective businesses.
Section 6.4 Noncontravention. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with any provision of the Governing Documents of Buyer, or (ii) violate or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Affiliates is a party or by which any of their respective properties are bound, or (iii) subject to the Consents specified in Section 3.4 and compliance with the HSR Act or International Competition Laws, violate any Law to which Buyer or any of its Subsidiaries is subject, except, in the case of clauses (ii) and (iii), for such violations or breaches which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.
Section 6.5 Government Authorizations. Except for required filings under the HSR Act or International Competition Laws, no Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Subsidiaries or Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is party by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby.
Section 6.6 Litigation. There are no Actions pending or, to Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates which would have, individually or in the aggregate, a Buyer Material Adverse Effect, and there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which Buyer or any of its Affiliates is a party or by which it is bound by or with any Governmental Authority which would have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 6.7 Brokers’ Fees. None of Buyer or any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Sellers or any of its Affiliates (other than any obligations of the Company Group after the Closing Date), or prior to Closing the Company or any of its Affiliates, to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.
Section 6.8 Investment. Buyer is aware that the Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer qualified as an “accredited investor” as such terms is defined in

Rule 501(a) promulgated under the Securities Act, and Buyer is purchasing the Interests solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Interests. Buyer and its Subsidiaries and Affiliates will not sell or otherwise dispose of the Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer has knowledge, experience and expertise in business and financial matters and has the capability of understanding and evaluating the risks and merits associated with transactions contemplated by this Agreement. Buyer has read this Agreement and understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. Buyer acknowledges that it is not in a disparate bargaining position with Sellers. Buyer has been represented or advised by advisors of its own choice, including legal advisors, financial advisors and tax advisors, that have assisted it in understanding and evaluating the risks and merits associated with the transactions contemplated by this Agreement. Buyer can bear the economic risk of an investment in the Interests pursuant to this Agreement and can afford a complete loss of such investment.
ARTICLE VII
PRE-CLOSING COVENANTS
Section 7.1 Conduct of the Company.
(a) Sellers covenant and agree that, except (i) as otherwise expressly permitted or required by this Agreement (including as described in Section 7.1 of the Disclosure Schedule and the other matters expressly set forth in the other Schedules and Exhibits hereto) and the other Transaction Documents, (ii) required by any change in applicable Law, or (iii) as otherwise approved in writing by Buyer, during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Sellers will cause the Company to use commercially reasonable efforts to conduct the business of the Company Group in the ordinary course, to keep available the services of the officers and key employees of the Company Group and to maintain and preserve intact the business, organizations and relationships with customers, suppliers and others having business relationships with the Company Group in all material respects in order to preserve for Buyer to and after the Closing Date the business of the Company Group (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing agreement or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing agreement).
(b) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Sellers covenant and agree that except (i) as otherwise contemplated by or necessary to effectuate this Agreement (including as described in Section 7.1 of the Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) and the other Transaction Documents, (ii) as required by any change in applicable Law, or (iii) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, delayed or conditioned), Sellers will cause each member of the Company Group not to take any of the following actions:
(i) issue, sell, transfer, split, combine, reclassify, or pledge, or authorize or propose the issuance, sale, transfer, split, combination, reclassification, or pledge of, additional shares of capital stock of any class or interests, or securities convertible into any such shares or interests, or any rights, warrants or options to acquire any such shares or interests or other convertible securities;

(ii) redeem, purchase or otherwise acquire any outstanding shares of capital stock;
(iii) propose or adopt any amendment to its Governing Documents;
(iv) except in the ordinary course of business (1) sell, transfer, lease or otherwise dispose of any assets having a value in excess of $100,000 in the case of the Company or Atlantic Inertial US or £60,000 in the case of Atlantic Inertial UK, or (2) mortgage or encumber any of its material property or assets;
(v) except in the ordinary course of business, enter into or materially amend, modify, renew or terminate any Material Contract (or an agreement that would constitute a Material Contract if in effect on the date hereof);
(vi) declare, set aside or pay any dividend or other distribution in respect of its capital stock, other than in cash in an amount to requiring a change to governing documents or required levels of surplus or paid in surplus or similar balance sheet requirements;
(vii) except for any capital expenditures or commitments therefor included in any capital expenditure budget prepared prior to the date hereof or with respect to capital projects approved prior to the date hereof, enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $250,000 in the US or £125,000 in the UK;
(viii) except as required by Law or any contract, and except in the ordinary course of business (which shall, for the avoidance of doubt, include increases in remuneration or benefits reasonably consistent with the past practices of Atlantic Inertial US, including any changes to pension or other benefits that are applicable to the employees of Atlantic Inertial US generally), (1) establish or grant any increase, or announce or promise any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to or make any material change to any other terms or conditions of employment of any of its directors, officers or key employees, including any increase or material change pursuant to any US Employee Plan, except for any payment or benefit to be funded by the Sellers at or in connection with the Closing (2) provide or contribute towards or create any obligation to pay, provide or contribute towards any Benefit for or in respect of any director, officer or key employee or any spouse, child or dependent of any such persons, in either case except as required by Law or any contract, and except pursuant to an Atlantic Inertial UK Scheme, or (3) terminate the employment of any employees or employ or engage (or offer to employ or engage) any employee, (4) enter into any (or modify any subsisting) agreement with any trade union or any agreement that relates to any works council, or (5) induce or attempt to induce any employees of any member of the Company Group whether directly or indirectly to terminate such employees’ employment before Closing;
(ix) except in the ordinary course of business, cancel or compromise any material debt or claim or waive or release any of its material rights;
(x) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division;
(xi) terminate, amend or fail to renew any insurance policies other than in the ordinary course of business and consistent with past practice;
(xii) other than as may be required as a result of applicable laws or regulations or under GAAP, change in any material respect any accounting method;

(xiii) agree in writing or otherwise to take any of the foregoing actions; or
(xiv) Without the prior consent of Buyer, such consent not to be unreasonably withheld, no member of the Company Group will make, change or revoke any material election in respect of Taxes (except as required by Law), change an annual accounting period, adopt or change any accounting method with respect to Taxes except as may be required as a result of a change in Law, make any material agreement or settlement with respect to Taxes, file any amended Tax Return, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(c) From the date hereof until the earlier of the Closing Date, Sellers covenant and agree that any capital distribution or dividend paid by SSSL to Atlantic Inertial UK (a “Future SSSL Dividend”) shall be held in the accounts of Atlantic Inertial UK and shall not constitute cash for purposes of calculating Closing Net Cash. For the avoidance of doubt, ordinary course cost or overhead reimbursement or royalty payments shall not constitute a Future SSSL Dividend.
(d) Notwithstanding anything in this Section 7.1 to the contrary, Sections 7.1(a) and (b) shall not operate so as to restrict or prevent:
(i) any action reasonably undertaken by a member of the Company Group in relation to the Business in response to events beyond the control of a member of the Company Group, with the intention of minimizing any adverse effect of such events;
(ii) the completion or performance of any obligations undertaken by a member of the Company Group pursuant to any contract or arrangement entered into prior to the date of this Agreement, or otherwise required by law or regulation, to the extent that such completion or performance is due prior to Closing;
(iii) any action or omission which any member of the Company Group is required to take or omit to take by any applicable Law or any Tax Authority provided that Sellers shall promptly inform Buyer of the relevant matter and circumstances where such action or omission is material;
(iv) any disposal of inventory, stocks, obsolete assets or redundant assets, or any payment of cash, in each case consistent with past practice and with the ordinary course of conducting the Business;
(v) any increase in salary, bonuses or other benefits of any employee of a member of the Company Group, where (in any case) such increase is made in accordance with the normal practice of the relevant employing member of the Company Group (as applicable), or in accordance with any applicable collective bargaining agreement entered into by any member of the Company Group;
(vi) any action undertaken by a member of the Company Group in relation to any matter set forth on Section 3.13 of the Disclosure Schedule, the Retained Claims or payment of the Section 75 Liability; or
(vii) any matter undertaken at the request of Buyer.
Section 7.2 Access to Information and Personnel. Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 11.1, Sellers shall, and shall cause the Company Group to, permit Buyer and its authorized agents or representatives, including its independent accountants, to have reasonable access to the properties, books, records and personnel of the Company Group during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Company Group for the purposes of Buyer’s transition planning (and not due diligence); provided, that such investigation shall only be upon reasonable notice, in compliance with all applicable Laws (including Export Control Laws), and shall not unreasonably disrupt personnel and operations of the business of the Company Group and shall be at Buyer’s sole cost and expense; provided, further, that neither Buyer, nor any of its Affiliates or representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any member of the Company Group without the prior written consent of Sellers and without ongoing consultation with Sellers with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted). All requests for access to the offices, properties, books, records and personnel of the Company Group shall be made to such representatives of Sellers as Sellers shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyer nor its representatives shall contact any of the employees, customers, suppliers, or other parties that have business relationships with or are joint venture partners of any member of the Company Group or any of their respective Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of the Sellers’ Representative. Any access to the offices, properties, books, records and personnel of the Company Group shall be subject to the following additional limitations: (a) such access shall not violate any Law or agreement to which Sellers or any member of the Company Group is a party or otherwise expose Sellers or any member of the Company Group to a material risk of Liability; (b) Buyer shall give Sellers notice of at least two (2) Business Days before conducting any inspections or communicating with any third party relating to any property of the Company Group, and a representative of Sellers shall have the right to be present when Buyer or its representatives conducts its or their investigations on such property; and (c) none of Buyer or its representatives shall damage the property of the Company Group or any portion thereof. All information disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Buyer or its Affiliates or their respective representatives shall, until the earlier to occur of the Closing Date or the termination of the Confidentiality Agreement, be kept confidential by such Persons in accordance with the Confidentiality Agreement and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement. For the sake of clarity, the parties agree that this Section 7.2 permits Buyer and its authorized agents or representatives to speak with Company Group personnel responsible for export controls compliance listed on Section 7.2 of the Disclosure Schedule and such other export compliance personnel as Buyer may reasonably request (the “Export Compliance Personnel”) regarding transition planning for export compliance matters; provided, that any such discussions shall be conducted only upon reasonable notice and in the presence of a representative of Sellers and otherwise in accordance with the provisions of this Section 7.2.
Section 7.3 Commercially Reasonable Efforts. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VIII to be fully satisfied. Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives)

to consult and fully cooperate with and provide reasonable assistance to each other in (a) obtaining all necessary Consents or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority or other Person, (b) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority (an “Injunction”) of any type referred to in Section 8.1(a) and (c) in general, consummating and making effective the transactions contemplated hereby. Buyer and its Affiliates shall not enter into or complete any transactions that could reasonably be expected to delay, hinder or prohibit the consummation of the transactions contemplated hereby, including causing the failure of the closing conditions set forth in Article VIII to be satisfied.
Section 7.4 HSR Act Compliance; Government Approvals.
(a) Buyer and Sellers shall timely and promptly cause to be made all applications, requests, notices and other filings which may be required for the satisfaction of the closing conditions set forth in Section 8.1(b) and Section 8.1(c) by each of them and their respective Affiliates in connection with the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of the Parties agrees to use its commercially reasonable efforts to file, and to cause each of their Affiliates to file in conjunction with such party, all applications, requests, notices and other filings with any applicable Governmental Authority whose approval is required in connection with the consummation of the purchase by Buyer of the Interests, including (as applicable) Notification and Report Forms under the HSR Act, and the regulations promulgated thereunder, and requests for the Government Authorizations and Consents enumerated in Section 3.4, in each case as promptly as practicable following the date of this Agreement and in any event no later than two (2) Business Days following the date of this Agreement. Sellers and Buyer agree, and shall cause each of their respective Subsidiaries and Affiliates, to (i) request in their respective Notification and Report Forms under the HSR Act for early termination of the waiting period under the HSR Act and (ii) cooperate and to use their respective commercially reasonable efforts to obtain any governmental Consent required for the Closing (including through compliance with the HSR Act and all other applicable Laws, to respond promptly to any governmental requests for information or materials in connection with such filings or submissions, and to contest and resist any Action and to have vacated, lifted, reversed or overturned any decree, judgment, Injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority in order to obtain the Government Authorizations and Consents referred to in Section 7.4(d), Section 8.1(b) or Section 8.1(c). Buyer shall (i) provide Sellers (or any advisers nominated by Sellers) with draft copies of all submissions and communications to any Governmental Authority or other Person in relation to obtaining any consent, approval or action at such time as will allow Sellers a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and take reasonable account of Sellers’ comments in relation to the form and content of such submissions and communications, and provide Sellers (or such nominated advisers) with copies of all such submissions and communications in the form finally submitted or sent, except that in relation to all disclosures to Sellers under this Section 7.4(a), Buyer may redact all business secrets and all other confidential material and (ii) where reasonably requested by Sellers and where permitted by the Governmental Authority or other Person concerned, allow Persons nominated by Sellers to attend such meetings as Buyer believes reasonably necessary with Governmental Authorities or other Persons and, where appropriate, to make oral submissions at such meetings. Without in any way limiting the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act.

(b) Each of the Parties shall notify and keep the other Party advised as to and provide copies of (i) any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby and (ii) any Action pending and known to such Party, or to its knowledge threatened, which challenges the transactions contemplated hereby. Subject to the provisions of Article XI, Sellers and Buyer shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to Buyer’s rights under this Agreement, which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.
(c) Buyer and Sellers shall split evenly all of the filing fees associated with the HSR Act and any antitrust filings or notifications that may be required in jurisdictions outside of the United States (“International Competition Laws”). Buyer agrees to take such steps as it believes reasonably necessary to avoid or eliminate each and every impediment under the HSR Act or International Competition Laws to enable the transactions contemplated by this Agreement to be consummated as expeditiously as possible, and in no event later than four months after entering this Agreement (“Clearance Date”). Buyer shall be under no obligation to consent to any restrictions or cause any regulatory approval to be granted if Buyer reasonably believes that such restriction would have a material adverse effect on Sellers or Buyer.
(d) Sellers understand that prior to the Closing Buyer intends to submit a transition plan to DDTC for the transfer to Buyer following the Closing of the pending and current export licenses and other authorizations issued to Atlantic Inertial US by DDTC identified in Section 3.16 of the Disclosure Schedule as well as any such authorization that expired on or after August 21, 2007. Sellers and Buyer shall cooperate with each other in the manner described in Section 7.4(a) in connection with the preparation and submission of the transition plan.
Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.4 shall require Buyer to offer, accept or agree to (i) dispose or hold separate any material part of its or the Company Group’s businesses, operations, assets or product lines (or a combination of Buyer’s and the Company Group’s respective businesses, operations, assets or product lines), (ii) not compete in any geographic area or line of business, and/or (iii) materially restrict the manner in which, or whether, Buyer, the Company Group or any of their Affiliates may carry on business in any part of the world. Furthermore, nothing in this Section 7.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Article XI so long as such party has up to then complied in all material respects with its obligations under this Section 7.4, or (ii) require any party to this Agreement to continue to pursue approval to the extent either FTC or DOJ or staff of either agency has indicated, in good-faith belief of both Buyer’s and Sellers’ legal counsel, that it will invoke judicial process to enjoin consummation of the transactions contemplated by this Agreement prior to the expiration of the HSR waiting period. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Buyer’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business. In furtherance of obtaining regulatory approvals, the parties may take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.4 so as to preserve any applicable privilege.
Section 7.5 Public Announcements.
(a) None of the Parties will at any time prior to the Closing issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Party; provided, that each Party may issue or make any such press release, public announcement or filing that it in good faith believes, based upon advice of counsel, is required by applicable Law (and then only after providing notice to the other Party and to the extent reasonably practicable consulting with such Party).
(b) Each of the Sellers and Buyer agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. Notwithstanding anything in this Section 7.5 to the contrary, JFL Seller may make such disclosures regarding the terms of this Agreement or the transactions contemplated hereby as it may deem necessary or desirable in connection with marketing or fund-raising purposes.
Section 7.6 Notification of Certain Matters. Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, each Party will give prompt written or electronic notice to the other Party after it becomes aware of the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied.
Section 7.7 Disclosure Schedule Updates. At the Closing, the Sellers’ Representative shall deliver to Buyer any supplements or updates to the Disclosure Schedule required to be so supplemented or updated pursuant to the terms of this Agreement at the Closing; provided that such supplements or updates may only amend the Disclosure Schedule to this Agreement to reflect actions, events, conditions, circumstances or matters (a) occurring or arising after the execution and delivery of this Agreement, and (b) that are not the result of a breach of any covenant set forth in this Agreement; provided, further, that nothing in this Section 7.7 shall be construed to require the Sellers to supplement or update any Disclosure Schedule with respect to the representations or warranties that are made only on and as of the date hereof. Such supplemented or updated Disclosure Schedule, if delivered, shall be effective for all purposes of this Agreement.
Section 7.8 Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Sellers and the Company shall not, and shall cause their respective officers, directors, employees, agents and Affiliates to not, directly or indirectly, solicit, initiate, respond to, entertain, or encourage any inquiries or proposals from, discuss or negotiate competing offers for the acquisition of the Company and its Subsidiaries, or the sale of all or substantially all of the assets or business of the Company and its Subsidiaries.
Section 7.9 Inspection and Repair. Sellers shall cause Atlantic Inertial UK to use its commercially reasonable efforts to undertake the inspection and repair described in Section 7.9 of the Disclosure Schedule hereto at its own cost prior to Closing . If such repair is not completed by the Closing, Sellers shall reimburse Buyer for any direct, out of pocket costs reasonably incurred by Buyer in connection with such repair following the Closing. Any Seller Survey Costs incurred by Buyer before the First Release Date (as defined in the Escrow Agreement) but after the expiration of the sixty (60) day period described in Section 2.3(h) and not included in the calculation of Closing Net Cash shall be proportionately borne by Sellers and shall be paid out of the Escrow Account. In no event shall the aggregate of all Seller Survey Costs incurred by Sellers exceed $100,000.
Section 7.10 Additional Voluntary Disclosures. In the last paragraph under the heading “Directed and Voluntary Disclosures — Atlantic Inertial US” in Section 3.17 of the Disclosure Schedules, Sellers have disclosed that Atlantic Inertial US intends to file voluntary disclosures to DDTC regarding two additional matters as more fully described in Section 3.17 of the Disclosure Schedules (“Additional Voluntary Disclosures”). Sellers agree to cause Atlantic Inertial US to file full voluntary disclosures regarding these matters no later than Friday, November 20, 2009. Further, Sellers agree to cause Atlantic Inertial US to use commercially reasonable efforts to respond promptly to any DDTC requests for further information with respect to these disclosures.
Section 7.11 Computer Software. The Sellers will use their commercially reasonable efforts to provide on or prior to the Closing Date a complete and accurate list of the computer software which is material to the business of the Company Group as currently conducted and which is also owned by a member of the Company Group.
Section 7.12 Open Voluntary Disclosure. In the penultimate paragraph under the heading “Directed and Voluntary Disclosures — Atlantic Inertial US” in Section 3.17 of the Disclosure Schedules, Sellers have disclosed that Atlantic Inertial US provided initial notice of a voluntary disclosure by letter dated October 15, 2009 (DTCC Case No. 10-0000109). The Sellers agree to cause Atlantic Inertial US to use its commercially reasonable efforts to file a full voluntary disclosure with respect to the matters described in such initial notice as soon as reasonably possible following the date of this Agreement, having regard to Atlantic Inertial US’s other obligations under this Agreement, including with respect to Buyer’s transition planning.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1 Conditions Precedent to Obligations of Buyer and Sellers. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party in writing) at or prior to the Closing Date of each of the following conditions:
(a) No Adverse Order. There shall be no Injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains in any material respect or prohibits the consummation of the transactions contemplated hereby.
(b) Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under any Laws (including the HSR Act) shall have expired or been terminated or, if required, the approval of any Governmental Authority under International Competition Laws has been obtained; provided, however, that if any Governmental Authority, whether pursuant to the HSR Act, International Competition Laws or other antitrust or competition Law, imposes any condition, restriction, obligation or requirement (an “Antitrust Condition”) as a condition precedent to the granting of such Governmental Authority’s Consent, this condition 8.1(b) shall be deemed to be satisfied (and no adjustment to the Purchase Price shall be made) so long as such Antitrust Condition does not require Buyer, Sellers or any member of the Company Group to sell, license, transfer, assign, lease, divest, dispose of or hold separate more than 15% of the business or assets of the Company Group.
(c) Re-transfer Authorization. A re-transfer authorization shall have been received under Section 123.9 of the International Traffic in Arms Regulations, 22 CFR Parts 120-130, with respect to the re-transfer of ITAR controlled technical data and defense articles in the possession of Atlantic Inertial UK pursuant to various export licenses and other authorizations issued by the Directorate of Defense Trade Controls of the U.S. Department of State.
Section 8.2 Conditions Precedent to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Sellers) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, shall be true and correct, in each case on and as of the date hereof and with respect to Section 6.7 (Brokers’ Fees) and Section 6.8 (Investment) as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect; and Sellers shall have received a certificate signed by a duly authorized officer of Buyer confirming the foregoing as of the Closing Date.
(b) Covenants and Agreements of Buyer. Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing; and Sellers shall have received a certificate signed by a duly authorized officer of Buyer confirming the foregoing as of the Closing Date.
(c) Purchase Price. Buyer shall have delivered the Base Purchase Price to the Sellers’ Representative by wire transfer in immediately available funds.
(d) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered all agreements, instruments and documents required to be delivered by Buyer under Section 2.5(b).
Section 8.3 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:
(a) Accuracy of the Sellers’ Representations and Warranties. The representations and warranties of Sellers contained in this Agreement, shall be true and correct, in each case on and as of the date hereof, and with respect to Section 3.1 (Organization), Section 3.2 (Noncontravention), Section 3.3 (Capitalization), Section 3.4 (Government Authorizations), Section 3.18 (Brokers’ Fees), Section 5.3 (Ownership of Interests) and Section 5.5 (Brokers’ Fees) as of the Closing Date except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect; and Buyer shall have received a certificate from Sellers signed by Sellers and a duly authorized officer of the Company confirming the foregoing as of the Closing Date.
(b) Covenants and Agreements of Sellers. Sellers shall have performed and complied with all of its covenants and agreements hereunder (except for Section 9.7 (BAe Benefit; Non-Action and Section 7.9 (Inspection and Repair) and Section 7.11 (Computer Software)), in all material respects through the Closing; and Buyer shall have received a certificate from Sellers signed by Sellers confirming the foregoing as of the Closing Date.
(c) Closing Documents. On or prior to the Closing Date, Sellers shall have delivered all agreements, instruments and documents required to be delivered by Sellers pursuant to Section 2.5(a).
(d) BAe Schemes. On or prior to the Closing Date, Sellers shall have procured that the employees of Atlantic Inertial UK shall have ceased to accrue benefits in any of the BAe Schemes.
ARTICLE IX
ADDITIONAL COVENANTS
Section 9.1 Post-Closing Access; Preservation of Records. From and after the Closing, Buyer will make or cause to be made available to Sellers all books, records, Tax Returns and documents of the Company Group (and the assistance of employees responsible for such books, records and documents or whose participation that Sellers determine is otherwise necessary or desirable in connection therewith) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (b) preparing reports to stockholders and Government Authorities or (c) such other purposes for which access to such documents is believed by Sellers to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of the Company Group and the reasonable out-of-pocket expenses of the Company Group incurred in connection therewith will be paid by Sellers. Buyer will cause the Company Group to maintain and preserve all such Tax Returns, books, records and other documents for the longer of (x) seven years after the Closing Date or (y) any applicable statutory or regulatory retention period, as the same may be extended.
Section 9.2 Further Assurances. Sellers and Buyer each agree that from time to time after the Closing Date, they will execute and deliver or cause their respective Affiliates (including, with respect to Buyer, the Company Group) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyer, the Company Group, to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.
Section 9.3 Director and Officer Indemnification. For six (6) years from and after the Closing Date, to the fullest extent permitted by applicable Law, Buyer shall cause the Company Group to indemnify and hold harmless the officers, directors, managers and advisory board members of any member of the Company Group who held any such position at any time on or prior to the Closing (collectively, “Indemnified Officers”) in respect of acts or omission occurring prior to the Closing, and Buyer shall cause the applicable member of the Company Group to, maintain, for six (6) years from and after the Closing, indemnification provisions in its Governing Documents that are no less favorable to the Indemnified Officers than those in effect with respect to such member of the Company Group immediately prior to the Closing. Without limiting the foregoing and in connection therewith, the applicable member of the Company Group shall, and Buyer shall cause such member of the Company Group to, periodically advance or reimburse each Indemnified Officer for all reasonable fees and expenses of counsel as such fees and expenses are incurred. Buyer shall cause to be obtained, at Buyer’s expense, a six (6) year tail policy for the persons currently covered by the Company’s directors’ and officers’ liability insurance policy protecting the Indemnified Officers with coverages and containing terms and conditions (including with respect to deductible, amount and payment of attorneys’ fees) that are no less favorable than those in existing policy(ies). At Buyer’s discretion, this requirement can be satisfied either by converting the existing Company Group policy(ies) into a six (6) year runoff policy(ies), or through the purchase of a stand-alone policy(ies). Such policy(ies) shall be prepaid in full at the Closing and shall be non-cancelable. Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 9.3.
Section 9.4 Employee Matters.
(a) US Employee Matters.
(i) Effective as of the Closing Date, Buyer shall cause Atlantic Inertial US to continue the employment of each union and non-union employee of Atlantic Inertial US who on the Closing Date is either (a) actively employed, (b) on short-term disability, military leave, sick leave, family medical leave or some other approved leave of absence, (c) on long-term disability where the employee is otherwise entitled to reinstatement under the terms of the Atlantic Inertial US long-term disability plan or applicable collective bargaining agreement, or (d) on layoff status with, or otherwise entitled to, recall rights pursuant to any Law, collective bargaining agreement or Company policy (the “Continuing US Employees”). Nothing herein shall be construed as limiting Buyer’s ability to terminate the employment of any employee employed by Atlantic Inertial US after the Closing.
(ii) Subject to the remaining provisions of this Section 9.4(a), for a period of twelve (12) months following the Closing, Buyer shall maintain, or cause Atlantic Inertial US to maintain, compensation levels and benefits plans and arrangements which are no less favorable in the aggregate than those currently provided to each Continuing US Employee by the Sellers and their Affiliates as of the date of this Agreement.
(iii) As of the Closing Date, Buyer shall cause each Continuing US Employee to be credited with his or her accrued paid time off (including sick leave, vacation, personal leave or other paid time off) determined as of such date in accordance with such paid time off policies of Atlantic Inertial US in effect as of the Closing Date.
(iv) Effective as of and following the Closing Date, Buyer agrees that Atlantic Inertial US shall continue to honor all of its obligations and liabilities with respect to the collective bargaining agreements identified on Schedule 3.14(a)(vi) of the Disclosure Schedule.
(v) Sellers and Buyer agree that none of the transactions contemplated by the Transaction Agreements shall constitute a severance or separation of employment of any Continuing US Employee that would entitle any such Continuing US Employee to benefits under any US Employee Plan. Buyer shall provide severance and/or other separation benefits to each Continuing US Employee terminated by Buyer at any time on or before the date that is eighteen (18) months following the Closing Date that are consistent with the terms of the severance and/or other separation benefits provided under the terms of any applicable US Employee Plan identified on Section 9.4(a)(v) of the Disclosure Schedule. Buyer shall recognize service with Atlantic Inertial US and predecessors as provided for in any applicable US Employee Plan identified on Section 9.4(a)(v)(B) of the Disclosure Schedule, along with service on or after the Closing Date, for purposes of determining the amount of severance and other separation benefits.
(vi) Buyer shall indemnify and hold Sellers harmless from any claims made by any Continuing US Employee for severance or other separation benefits provided under any US Employee Plan identified on Section 9.4(a)(v)(A) of the Disclosure Schedule from any claims arising out of or in connection with any such Continuing US Employee based on breach of contract claim (other than for a breach of contract claim covered by Section 9.4(a)(vii)) and from any other claims arising out of or in connection with the continued employment or the failure to offer employment to, or the termination of employment of, any Continuing US Employee or the transactions contemplated by the Transaction Agreements.
(vii) Except to the extent of the Seller Designated Amounts, Sellers will assume responsibility for, and indemnify and hold harmless the Buyer from any sale or transaction bonus obligations to any director, employee, or independent contractor of the Company or any of its Subsidiaries payable pursuant to any employment agreement or plan as a result of any transactions contemplated by the Transaction Agreements.
(viii) Sellers and Buyer agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is reasonably necessary and appropriate to effect the provisions of this Section 9.4(a).

(ix) Buyer agrees to provide any required notice under and otherwise to comply with any requirements or obligations imposed by the United States Worker Adjustment and Retraining Notification Act of 1988, or any similar Law, with respect to any event affecting Continuing US Employees occurring on or after the Closing Date. Buyer shall indemnify and hold harmless Sellers with respect to any liability under such Laws arising from any event affecting the Continuing US Employees that occurs on or after Closing.
(b) BAe Schemes. Buyer shall use its best efforts, amongst other things procuring that Atlantic Inertial UK uses all powers and rights in respect of this matter under the terms of the BAe Sale Agreement, to ensure that the liability of Atlantic Inertial UK to each of the BAe Schemes under section 75 of the Pensions Act 1995 (the “Section 75 Liability”) is certified as soon as possible after Closing and will take such action as Sellers’ Representative may request in connection therewith. Until such time as the Section 75 Liability is paid in full to the BAe Schemes, Buyer shall not, and shall procure that no member of the Company Group shall, take any action or partake in a failure to act giving rise to a contribution notice as defined in section 38 of the Pensions Act 2004. To the extent that the Section 75 Liability is not indemnified under the BAe Sale Agreement, it shall be paid from the Pension Escrow Account and shall not be subject to any other provisions of Article X.
Section 9.5 Taxes.
(a) Notwithstanding anything in this Agreement to the contrary (i) Sellers shall pay or cause to be paid all unpaid Taxes (to the extent such Taxes have not been included as a liability in the calculation of Closing Net Working Capital) imposed on the Company Group to the extent attributable to (A) a Pre-Closing Tax Period for which Tax Returns have not yet been filed (or which may be filed between the date of this Agreement and the Closing Date), and (B) any Straddle Period to the extent allocable to Sellers under Section 9.5(h), and (ii) Sellers shall indemnify and hold the Buyer Indemnitees harmless from all Losses (as defined in Section 9.5(k) below) to the extent arising out of or related to a breach of any of the representations and warranties set forth in Section 3.7 or Section 4.3. Notwithstanding any other provision in this Agreement to the contrary, no claim under this Section 9.5 shall be subject to the limitations on indemnity set forth in Article X (other than the provisions of Sections 10.4(a) (as it relates to the survival period of the representations and warranties set forth in Section 3.7 and Section 4.3 and the provisions of this Section 9.5), 10.4(d), 10.4(f)(i), 10.4(g), 10.4(h), 10.4(i), 10.4(j), 10.4(k) (other than 10.4(k)(i)), 10.6(a), 10.8, and 10.9, which Buyer acknowledges shall apply), provided, however, to the extent that a particular provision is specifically covered by Section 9.5 and Article X, Section 9.5 shall control, but only to the extent it is not inconsistent with the provisions of Article X noted in this Section 9.5(a). Except with respect to Taxes payable by Sellers under (i) above which shall be payable directly by Sellers to Buyer in accordance with subsection (c) and (d) herein, the sole source of payment for the indemnification obligations of any Seller under clause (ii) above in respect of matters governed by this Section 9.5 shall be the portion of the Escrow Amount remaining in the Escrow Account.
(b) Sellers, at the sole cost and expense of the Company Group, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Group that are required to be filed on or prior to the Closing Date with respect to any Pre-Closing Tax Period and Sellers shall cause to be paid by the Company Group all Taxes shown as due on such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior Tax Returns filed by the Company Group unless otherwise required by Law. To the extent practicable, Sellers shall submit such Tax Returns to Buyer for review and comment at least thirty (30) days prior to filing, and Sellers shall make all changes reasonably requested by the Buyer in good faith to the extent the failure to make such change would have an adverse effect on Buyer, Buyer’s Affiliates or the Company Group in a Post-Closing Tax Period unless Sellers are advised in writing by its independent outside accountants or attorneys that such changes (A)

are contrary to applicable Law, or (B) will, or are likely to, have a material adverse effect on Sellers. In the event that Buyer and Sellers’ Representative are unable to agree on the reporting of any item on such Tax Returns, Buyer and Sellers’ Representative shall mutually choose an Independent Accounting Firm (in the manner specified in Section 2.3(f)(vi) herein) to resolve such dispute, and the decision of such firm shall be final.
(c) Other than any Tax Return required to be prepared by Sellers pursuant to subsection (b) above, Buyer shall prepare or cause to be prepared and file all other Tax Returns that are filed after the Closing Date including Tax Returns for any member of the Company Group for all periods ending on or prior to the Closing Date that are filed after the Closing Date. All Tax Returns for periods ending on or prior to the Closing Date that are filed after the Closing Date shall be prepared in a manner consistent with prior Tax Returns filed by the Company Group unless otherwise required by Law. Buyer shall submit such Tax Returns to Sellers for review and comment at least thirty (30) days prior to filing. Buyer shall permit the Sellers’ Representative to review and comment on each such Tax Returns to the extent it relates to a Pre-Closing Tax Period or Straddle Period prior to filing, and Buyer shall make all changes reasonably requested by the Sellers’ Representative in good faith (unless Buyer is advised in writing by its independent outside accountants or attorneys that such changes (A) are contrary to applicable Law, or (B) will, or are likely to, have a material adverse effect on Buyer or any member of the Company Group or any Affiliate thereof. In the event that Buyer and Sellers’ Representative are unable to agree on the reporting of any item on such Tax Returns, Buyer and Sellers’ Representative shall mutually choose an Independent Accounting Firm (in the manner specified in Section 2.3(f)(vi) herein) to resolve such dispute, and the decision of such firm shall be final. Buyer shall be entitled to reimbursement from Sellers for all Taxes (to the extent such Taxes have not been included as a liability in the calculation of Closing Net Working Capital) of any member of the Company Group with respect to such Tax Returns to the extent allocable to the Sellers no more than five (5) Business Days prior to the due date of the payment of such Taxes.
(d) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any member of the Company Group for Straddle Periods. All such Tax Returns shall be prepared in a manner consistent with prior Tax Returns filed by the Company Group unless otherwise required by Law. Any Taxes for such Tax period shall be apportioned between the Sellers and the Buyer in the manner set forth in Section 9.5(h) hereof. Buyer shall submit such Tax Returns to Sellers for review and comment at least thirty (30) days prior to filing. Buyer shall permit the Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing, and Buyer shall consider all such comments in good faith. Buyer shall be entitled to reimbursement from Sellers for any Taxes (to the extent such Taxes have not been included as a liability in the calculation of Closing Net Working Capital) of any member of the Company Group for which Sellers are responsible with respect to such periods at least five (5) Business Days prior to the date on which such Taxes are due by Buyer.
(e) Each member of the Company Group, the Buyer, and the Sellers shall cooperate with each other in connection with the filing of any Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Each member of the Company Group, the Buyer, and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to any member of the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any member of the Company Group, the Buyer, or the Sellers, any extensions of the statute of limitations) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if any of the other Parties so requests, any member of the Company Group, the Buyer, or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Buyer has the right to represent the interests of the Company before the relevant Governmental Authority with respect to any inquiry, assessment, proceeding or other similar event relating to any Pre-Closing Tax Period or Straddle Period or Transfer Taxes (a “Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If Sellers would be required to indemnify Buyer, the Company or any of their Affiliates pursuant to Section 9.5 or Article X of this Agreement with respect to such Tax Matter then: (A) the Buyer shall, promptly and in no event later than fifteen (15) Business Days following receipt of written notice of a Tax Matter by a Government Authority, provide the Sellers with a copy of such notice (or the portions thereof that relate to the Tax Matter for which the Buyer would seek an indemnity hereunder); (B) the Sellers shall have a period of ten (10) Business Days to review such Tax Matter and shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at their own expense, separate from counsel employed by Buyer; and (C) Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of Sellers without the prior written consent of Sellers, which consent shall not be unreasonably conditioned, withheld or delayed; provided, if Sellers choose not to consent to such settlement and request that Buyer contest or otherwise litigate such matter, Sellers shall bear the costs relating to such contest or litigation.
(g) Buyer shall not, and shall cause its Affiliates not to (i) make an election under Section 338(g) of the Code with respect to any member of the Company Group; or (ii) enter into any transactions outside the ordinary course of business in the taxable year of Closing which could result in a material increase in the earnings and profits allocable to the Sellers or its Affiliates for purposes of determining the Code Section 1248 amount, for U.S. federal income tax purposes.
(h) For purposes of this Agreement:
(i) In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the portion of the Straddle Period ending on the Closing Date (for which the Sellers are responsible) and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (for which the Buyer is responsible) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company Group. For the avoidance of doubt, payments under Section 9.4(a)(vii) shall be treated as deductible and allocable to the Pre-Closing Tax Periods.
(ii) In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date (for which Sellers are responsible) shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Sellers shall be responsible for any Taxes related to transactions or event occurring in a Pre-Closing Tax Period and Buyer shall be entitled to reimbursement for such Taxes to the extent paid by Buyer) and Buyer shall be responsible for any Taxes related to transactions or events occurring in a Post-Closing Tax Period, in each case, as allocated in accordance with this Section 9.5(h).
(i) The obligations of the Sellers to reimburse Buyer for Taxes under Section 9.5(a)(i) shall not extend to any Taxes of any member of the SSSL Group.

(j) Sellers shall cause the provisions of any Tax sharing (or similar) agreement related to any member of the Company Group to be terminated on or before the Closing Date, to the extent any such agreements will not automatically terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.
(k) For purposes of this Section 9.5, “Losses” shall mean all Damages relating to Taxes but excluding (i) any amounts with respect to Taxes attributable to any periods prior to August 21, 2007 (other than to the extent arising from a breach of Section 3.7(z)), (ii) any amounts payable pursuant to Section 9.5(a)(i) above; and (iii) non-Income Taxes to the extent included as a liability in the calculations of Closing Net Working Capital.
(l) Any Tax refunds (to the extent such Tax refunds have not been included in the calculation of Closing Net Working Capital) received by the Buyer or any member of the Company Group, and any amounts credited against Tax to which the Buyer or any member of the Company Group becomes entitled, that relate to either a Pre-Closing Tax Period or a Straddle Period to the extent allocable to the Sellers under Section 9.5(h) shall be for the account of the Sellers and Buyer shall pay over to the Sellers any such refund or the amount of any such credit, net of any Tax imposed on the Company Group with respect to the receipt of such refund or credit within fifteen (15) days after receipt thereof, provided, however, in no event shall Buyer have any obligation to pay to Sellers a Tax refund or any amounts credited against Tax relating to the SSSL Group.
Section 9.6 Shareholder Consents. Atlantic Inertial US will use commercially reasonable efforts to obtain, at or before the Closing, shareholder approval of certain payments to any of its employees so that no such payment thereunder (or any other payments to employees that the parties determine in good faith to be reasonably necessary) is a parachute payment for purposes of Section 280G of the Code.
Section 9.7 BAe Benefit; Non-Action. Sellers will procure that Atlantic Inertial US and Atlantic Inertial UK do not take any action or fail to take any action where the effect therof under any of the express terms of the Original Acquisition Documents would be to reduce, impair or make unavailable any of the BAe Recovery Rights.
ARTICLE X
INDEMNIFICATION
Section 10.1 Indemnification by Sellers for Company Representations and Warranties and Covenants. Subject to the limitations set forth in this Article X, from and after the Closing, each Seller shall, severally and not jointly and severally, indemnify and hold harmless Buyer, its Affiliates and their respective directors, officers, employees, and agents and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from, and shall pay to the Buyer Indemnitees the monetary value of, any Damages arising from or incurred in connection with (a) any breach of or failure to perform with respect to any representation or warranty of the Company contained in Article III or Article IV of this Agreement, (b) any breach of or failure to perform with respect to any covenant of the Sellers contained in this Agreement, or (c) the Retained Claims.
Section 10.2 Indemnification by Sellers for Seller Representations. Subject to the limitations set forth in this Article X, from and after the Closing, each Seller for himself or itself, severally, and not jointly and severally, shall indemnify and hold harmless the Buyer Indemnitees from, and shall pay to the Buyer Indemnitees the monetary value of, any Damages arising from or incurred in connection with (a) any breach of or failure to perform with respect to any representation or warranty of such Seller contained in Article V of this Agreement or (b) any breach of or failure to perform with respect to any covenant of such Seller contained in this Agreement (other than Article VII hereof).
Section 10.3 Indemnification by Buyer. Subject to the limitations set forth in this Article X, from and after the Closing, Buyer shall indemnify and hold harmless the Sellers and their respective Affiliates (collectively, the “Seller Indemnitees”) from, and shall pay to the Seller Indemnitees the monetary value of, any Damages arising from or incurred in connection with (a) any breach of or failure to perform with respect to any representation or warranty of Buyer contained in Article VI of this Agreement or (b) any breach of or failure to perform with respect to any covenant of Buyer contained in this Agreement.
Section 10.4 Survivability; Escrow; Limitations.
(a) The representations and warranties of the Company and Sellers contained in Article III, Article IV, and Article V of this Agreement or in any certificate delivered hereunder shall survive until the eighteen (18) month anniversary of the Closing Date; provided that (i) the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Ownership of Interests) and Section 5.5 (Brokers’ Fees) (collectively, the “Seller Fundamental Representations”) shall survive indefinitely and such indefinite survival of the Seller Fundamental Representations shall not prevent the Sellers from defending any third-party claim based on the statute of limitations, and (ii) the representations and warranties set forth in Section 3.7 (Tax Matters), Section 3.27 (Asbestos Matters), Section 3.30 (BAe Benefit; Non-Action) and Section 4.3 (SSSL Taxes) and any claim under Section 9.5 (Taxes) shall survive until the two (2) year anniversary of the Closing Date. The representations and warranties of Buyer contained in Article VI of this Agreement or in any certificate delivered hereunder shall survive until the eighteen (18) month anniversary of the Closing Date; provided that the representations and warranties set forth in Section 6.1 (Organization), Section 6.2 (Authorization), and Section 6.7 (Brokers’ Fees) shall survive indefinitely. All covenants set forth herein shall survive the Closing in accordance with their respective terms; provided that the indemnity provided under Section 10.1(c) with respect to the Retained Claims shall survive only until the sixtieth (60th) day after Indemnified Litigation (as defined in the Escrow Agreement) are resolved or determined by a nonappealable order of a court of competent jurisdiction. Each of the dates or time periods set forth in this Section 10.4(a) is an “Applicable Expiration Date.” For purposes of this Article X, the Management Sellers and JFL Seller are referred to collectively as the “Seller Group.” Any party providing indemnification pursuant to this Article X is referred to herein as an “Indemnifying Party,” and any member of Buyer or the Seller Group seeking indemnification pursuant to this Article X is referred to herein as an “Indemnified Party.”
(b) With respect to matters governed by Section 10.1 and Section 10.2 (other than Section 10.1(c), Additional Voluntary Disclosure Claims, claims arising under Section 7.9, and breaches of the Seller Fundamental Representations), Buyer shall not be entitled to seek indemnification except to the extent that (i) the aggregate amount of Damages with respect to any claim or series of related claims for which Buyer is otherwise entitled to indemnification exceeds $25,000 (the “Minimum Claim Amount”) (it being understood and agreed that, subject to part (ii) of this Section 10.4(b), the Seller Group shall only be liable for Damages with respect to any such claim or series of related claims in the event that such Damages exceed the Minimum Claim Amount), and (ii) other than with respect to Retained Claims, Additional Voluntary Disclosure Claims, breaches of the Seller Fundamental Representations, and any claims arising under Section 7.9 hereof, the aggregate amount of all Damages for which indemnification is sought from the Seller Group exceeds $1,500,000, and then only to the extent of any such excess. Notwithstanding anything in this Section 10.4 to the contrary, in no event shall any Damages for which indemnification is provided under Section 10.1 or Section 10.2 with respect to Damages suffered or incurred by SSSL or any SSSL Subsidiary exceed fifty percent (50%) of the total

Damages suffered or incurred by SSSL or any SSSL Subsidiary (and then only to the extent that such Damages are otherwise indemnifiable hereunder).
(c) Escrow. For purposes of the indemnity provided under this Article X, at Closing, Buyer shall place the Escrow Amount into the Escrow Account. Amounts shall be released from the Escrow Account from time to time as described in the Escrow Agreement.
(d) Caps
(i) No Seller’s liability for any Fundamental Claim(s) shall ever exceed the amount of such Seller’s Fundamental Cap, as applicable to the relevant Fundamental Claim(s). For the avoidance of doubt, no Seller’s aggregate liability for all Fundamental Claims and General Claims shall ever exceed its Fundamental Cap.
(ii) Each Seller’s liability for any General Claim(s) shall not exceed the amount of such Seller’s Individual General Cap, as applicable to the relevant General Claim(s). In no circumstances shall each Seller’s aggregate liability for all General Claims exceed its Pro Rata Share of $45,000,000. Without prejudice to the foregoing sentence, each Seller’s aggregate liability for all General Claims made after any Burn-off Date will never exceed its Pro Rata Share of the threshold amount referenced in the definition of Relevant General Cap as applicable as of that Burn-off Date (for example, $26,250,000 or $11,250,000). For these purposes, the “Burn-off Dates” shall mean the 18 month anniversary of the Closing, the 24 month anniversary of the Closing and the day after the Settlement Date (as defined in the Collateral Agreement). For purposes of clarification, General Claims arising prior to a Burn-off Date but notified within 30 days of a Burn-off Date in accordance with Section 10.4(f)(i) shall be deemed to have been made immediately prior to such Burn-off Date.
(iii) For the avoidance of doubt, each Seller’s aggregate liability for any claims of whatsoever kind under this Agreement and/or the Collateral Agreement shall not exceed under any circumstance or for any reason the amount of the Net Purchase Price set forth opposite such Seller’s name in Schedule 1 plus any distributions actually received by such Seller from the Escrow Account.
(iv) No Seller shall be obliged to make any payments to Buyer in respect of a General Claim or a Fundamental Claim until such General Claim or Fundamental Claim has been Finally Determined. Except with respect to a Fundamental Claim for breach of any of a Seller’s Fundamental Representations (for which only the Seller in default shall be severally liable), each Seller shall be proportionately responsible for its or his Pro Rata Share of a Finally Determined General Claim or Fundamental Claim.
(e) With respect to matters governed by Section 10.3, the Seller Group’s right to indemnification shall not exceed the Purchase Price.
(f) The right to indemnification under this Article X will apply only to those claims for indemnification:
(i) for which notice is given within thirty (30) days after the Applicable Expiration Date in accordance with Section 10.6; and
(ii) in respect of which appropriate legal Action is instituted within twelve (12) months of the notice being given or, if such claim is necessarily contingent in nature, in respect of which appropriate legal Action is instituted within six (6) months of the contingent liability in question becoming actual.

(g) Any claim made under this Article X shall be reduced in amount by any Tax benefit actually received and or reasonably expected to be received based on a calculation which takes into account the difference in the estimated Tax liability of the Buyer’s group (an affiliated group filing a consolidated Tax Return of which the Buyer is a member), over the period of time over which such benefit is estimated to be received, calculated with and without the item giving rise to such claim and discounted at a rate of five percent (5%) per annum. In the event any claim is made under this Article X by Sellers against Buyer, similar principles shall apply in determining any Tax benefit actually received or reasonably expected to be received by Sellers. The Parties agree that any indemnification payments made under Section 9.5 or this Article X shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.
(h) The Buyer Indemnitee shall be obligated in connection with any claim for indemnification under this Article X to use all commercially reasonable efforts to obtain any insurance proceeds available to them with regard to the applicable claims (including the amount of any indemnification, contribution or other similar payment paid to any such Buyer Indemnitee with respect to applicable Damages); provided, however, that the foregoing shall not require the institution of litigation against any insurance provider. Further, if any insurance claim is made by any Buyer Indemnitee, the Seller Group shall, to the extent permitted by Law and such Buyer Indemnitee insurance policies, be subrogated to the right of such Buyer Indemnitee to seek recovery from such insurer; provided, however, that if the Seller Group shall be prohibited from such subrogation, the Buyer Indemnitee shall use commercially reasonable efforts to seek recovery from such insurer on the Seller Group’s behalf and pay any such recovery to the Seller Group on a net after-Tax basis after allowing for the out-of-pocket costs and expenses of claiming for the payment. The amount which the Seller Group is or may be required to pay to any Buyer Indemnitee pursuant to this Article X shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such Buyer Indemnitee in reduction of the related Damages (including the amount of any indemnification, contribution or other similar payment paid to the Buyer Indemnitee with respect to such Damages); provided, however, for the avoidance of doubt, that the amount Buyer is entitled to receive under this Section 10.4(i) or otherwise, after taking into account all insurance proceeds, payments by the Seller Group and after deducting all Taxes required to be paid by Buyer with respect to the receipt of such amounts, shall equal the amount of Buyer’s Damages. If a Buyer Indemnitee shall have received the payment required by this Agreement from any member of the Seller Group in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Buyer Indemnitee shall promptly repay to the Seller Group a sum equal to the lesser of (i) the payment made by the Seller Group in respect of such Damages and (ii) the amount of such insurance proceeds or other amounts actually received, in each case on a net after-Tax basis.
(i) Any amounts payable pursuant to the indemnification obligations under Section 9.5 and this Article X shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Damages. To the extent amounts may be indemnifiable or recoverable under more than one provision of this Agreement, such amounts shall only be recoverable or indemnifiable with respect to the provision of this Agreement to which it most specifically relates.
(j) No Indemnifying Party shall be required to make any payment hereunder in respect of any Damages which are contingent until the time that such contingent Damages cease to be contingent.
(k) Notwithstanding anything in this Article X to the contrary, no claim for indemnification may be made and no member of the Seller Group shall be liable under or in respect of any claim for indemnification:

(i) to the extent that the fact, event, or circumstances giving rise to such claim have been specifically reserved in the Closing Balance Sheet or specifically included in the determination of Closing Net Working Capital or Closing Net Cash;
(ii) to the extent that it arises or is increased as a result of action taken, or failure to act, by or on behalf of, with the consent or at the request of Buyer or its Affiliates;
(iii) to the extent that it actually arises or is increased by reason of a breach by Buyer of its obligations hereunder or under any other agreement entered into pursuant hereto;
(iv) to the extent that it arises, or is increased, wholly or partly as a result of any change in any enactment, law, regulation, directive or practice of any government, government department or agency or any regulatory body or the increase in the rates of tax, made after the date of this Agreement whether or not having retrospective effect; or
(v) to the extent that it arises, or is increased, wholly or partly as a result of any change in the accounting policies, accounting bases or practices of the Company after the Closing or any change in GAAP after the Closing.
(l) Notwithstanding anything in this Article X to the contrary, the Sellers’ indemnification obligations pursuant to Section 10.1 in respect of any breach of or failure to perform with respect to any representation or warranty contained in Section 3.10(a)(ii), (iv), (v), (vi) and/or Section 3.27(c) shall not extend to a covenant to indemnify or hold harmless any insured or additional insured as defined by the Environmental Insurance Policies (together the “Insured”) and only the Buyer shall be entitled to pursue a claim for indemnification for the breach or failure to perform in such circumstances. In calculating Damages for any such breach or failure to perform the said representations or warranties the Buyer shall be entitled to recover on the basis that any uninsured Damages actually suffered by the Insured shall be recoverable by the Buyer.
Section 10.5 Collateral Agreement and Escrow Agreement. The Parties shall comply with the terms of the Collateral Agreement and the Escrow Agreement.
Section 10.6 Indemnification Procedures.
(a) If any claim or demand is made against an Indemnified Party with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a Party (or an Affiliate thereof) (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement, then the Indemnified Party shall notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim promptly (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim) and shall include a copy of any notice or document received from any third party relating to such Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

(b) The Indemnifying Party will have the right to participate in or to assume the defense of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above following a reasonable period of time to provide such notice). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Parties reasonably agree that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party. If the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense subject to the limitations set out in this Section 10.6.
(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); provided that, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim and provided that such settlement does not impose any material non-monetary restrictions or material obligations on the Indemnified Party or its property or business. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned).
(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party (other than for the fees and expenses of its counsel) in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available to provide additional information and explanation of any material provided hereunder.
(e) Any claim on account of Damages for which indemnification is provided under this Agreement which does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnified Party to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).

(f) In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party (including as to any right to receive proceeds or cost reimbursement) as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.
Section 10.7 Exclusive Remedy. After the Closing, the remedies set forth in this Article X shall be the sole and exclusive remedy with respect to any and all Damages resulting from, arising out of or relating, directly or indirectly, to the subject matter of this Agreement. Without limiting the generality of the foregoing and subject to Article X and Section 12.16, Buyer and Sellers hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action they or any of their respective Affiliates may have against the other Party or any of its Subsidiaries and Affiliates with respect to the subject matter of this Agreement (other than to the extent any such claims are grounded in fraud), whether arising under or based upon any Federal, state, provincial, local or foreign statute, Law, Environmental Law, ordinance, rule, regulation or common law. Buyer may not avoid the limitations on liability of the Sellers set forth in this Article X by seeking Damages for breach of contract, tort or pursuant to any other theory of liability other than fraud.
Section 10.8 Mitigation. Nothing herein shall relieve Buyer or Sellers of its or their common-law duty to mitigate loss. Buyer and Sellers shall cooperate with each other with respect to resolving any claim or Liability with respect to which one Party is obligated to provide indemnification hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability. Without limiting the generality of the foregoing, Buyer agrees that, as a part of its duty to mitigate, it has the obligation to pursue any rights that may continue to be exercisable by Atlantic Inertial US or Atlantic Inertial UK (and/or any of their respective successors and/or assigns) under the terms of any of the Original Acquisition Documents. In addition, Buyer agrees that such duty to mitigate will be deemed not to have been satisfied to the extent that Buyer has a valid claim under the Original Acquisition Documents but fails to recover Damages.
Section 10.9 Waiver of Damages. Notwithstanding anything to the contrary contained in this Agreement, the Management Sellers, JFL Seller and Buyer agree that (i) the recovery by any Party of any Damages suffered or incurred by such Party as a result of any breach by the other Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by such Party as a result of the breach by the breaching Party of its obligations hereunder, and (ii) in no event shall any Party have any Liability to any other Party except (A) if there is a Closing, as expressly provided in this Article X and (B) if there is no Closing, for Damages incurred or suffered by such Party for any breach by the other Party of an obligation or covenant or willful breach of a representation or warranty contained in this Agreement to the extent such breach resulted in the failure of the Closing to occur, subject to any other express limitations set forth in this Agreement.
Section 10.10 Buyer Acknowledgements. Notwithstanding anything to the contrary contained in this Agreement, Buyer acknowledges and agrees that, except in the event of fraud or willful misconduct of any member of the Seller Group or the Company Group, (a) it does not enter into this Agreement in reliance on any warranties, and representations made or given, except as set forth in Article III, Article IV, and Article V (the “Warranties”) and (b) the Seller Group makes no warranty or other representations as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion provided to Buyer or any of its Affiliates by the Seller Group or any other party on or prior to the date of this Agreement, whether orally or in any document (including in the Disclosure

Schedule or the documents annexed to it, the documents in the Data Room, and the Information Memorandum) other than with respect to those opinions expressed in the Legal Opinion.
Section 10.11 Release. Except in the event of their fraud or willful misconduct, Buyer hereby irrevocably releases and discharges each officer, director, manager and management employee of any member of the Company Group other than a Seller, subject to the Closing and effective as of the Closing Date, with respect to and from any and all claims or Liabilities of any kind or nature, whether in law or at equity, which Buyer now or at any time in the future may own or hold arising from or related to, in whole or in part, the participation or involvement of such officer, manager or management employee in (a) the preparation, negotiation, execution and delivery of this Agreement, the Disclosure Schedule, the Transaction Documents or any of the other documents contemplated hereby and thereby and (b) the compilation, dissemination or distribution of any information contained in the Data Room, other than for any such claim or Liability arising from or related to such officer’s, manager’s or management employee’s capacity as a Seller or as a result of fraud.
Section 10.12 Exchange Rate. Notwithstanding the provisions of Section 12.13 hereof, with respect to any claim for indemnification made under this Article X for which the underlying Damages are denominated in a currency other than U.S. dollars, such Damages shall be deemed for all purposes of this Agreement to be translated into U.S. dollars at the spot rate quoted by Bloomberg (screen path: CURNCY BFIX, USD(+ 3 letter identifier of currency “converting from”), TERM = SPOT, DATE = (MM/DD/YYYY), TIME ZONE = NEW YORK, Amount to be selected from the 17:00 (5pm) time slot (or any successor or equivalent screenpath therefor) at 5:00 p.m. local time on the day that is two (2) Business Days prior to the day on which the notice of such indemnification claim is received by the Indemnifying Party and any such notice shall include, in addition to any other information required pursuant to this Article X, a description of the relevant exchange rate and a calculation of such Damages converted into U.S. dollars based on such exchange rate.
ARTICLE XI
TERMINATION
Section 11.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a) by mutual written consent of Sellers and Buyer;
(b) by either Sellers or Buyer by giving written notice to the other Party if the Closing shall not have occurred by the date falling four months after the date of this Agreement, unless extended by written agreement of Sellers and Buyer; provided, that the right to terminate this Agreement under this clause (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or
(c) by either Sellers or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable, provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such order, decree or ruling or other action by such a Governmental Authority.
Section 11.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 11.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Subsidiaries and Affiliates in respect thereof, except that (a) the obligations of Buyer and Sellers under Section 7.5 (Public Announcements), this Section 11.2 and Article XII (including the related definitions) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and (b) such termination shall not relieve any Party of any Liability for damages incurred or suffered by the other Party for any breach of an obligation or covenant or willful breach of a representation or warranty contained in this Agreement prior to termination to the extent such breach resulted in the failure of the Closing to occur (testing any breach of a representation or warranty as though the representation or warranty serving as the basis for such breach was made on and as of the date of termination). For the avoidance of doubt, the Parties understand and agree that any termination of this Agreement shall be without prejudice to, and shall not effect, any and all rights to damages that any Party may have hereunder or otherwise under applicable law.
ARTICLE XII
MISCELLANEOUS
Section 12.1 Parties in Interest. Except for the Seller Indemnitees and the Buyer Indemnitees or as provided in Section 9.3 and in this Section 12.1, nothing in this Agreement, whether express or implied, shall be construed to give any Person, including any union or any employee or former employee of the Company Group, Sellers or the Business, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit or remedies of any nature whatsoever, including any rights of employment for any specified period, under or by reason of under or in respect of this Agreement.
Section 12.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided, however, that Buyer shall be permitted to make any such assignment to a wholly owned Affiliate without the consent of the other Parties hereto.
Section 12.3 Notices. Except as otherwise specifically set forth in this Agreement, all notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to the Sellers:	c/o J.F. Lehman & Company 450 Park Avenue New York, NY 10022 USA Attn.: Stephen L. Brooks / Victor C. Caruso Facsimile: +1212 634 1155

with copies to (which shall not constitute notice):

Jones Day 21 Tudor Street London EC4Y OOJ Attn.: Giles Elliott / Vica Irani Facsimile: +44 (0) 20 7039 5999

If to Buyer:	Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217 Attn.: Sally Geib, VP, Associate General Counsel Facsimile: +1.704.423.7011

with a copy to:	Squire, Sanders & Dempsey L.L.P. 4900 Key Tower 127 Public Square Cleveland, OH 44114 Attn.: Gordon S. Kaiser, Jr. Facsimile: +1.216.479.8780
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), three (3) Business Days after the same are sent by certified mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
Section 12.4 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 12.5 Exhibits and Disclosure Schedule; Schedule 1.
(a) All Exhibits, Schedules and the Disclosure Schedule attached hereto are hereby incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to any Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) whose relevance or applicability to any representation made elsewhere in this Agreement or to the information called for by any other Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any other section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) is reasonably apparent on its face shall be deemed to be an exception to such representations and to be disclosed with respect to all such other Sections of and Schedules and Exhibits to this Agreement and the Disclosure Schedule (and all sections of all Schedules and Exhibits to this Agreement and the Disclosure Schedule) where it is so apparent on its face, notwithstanding the omission of a reference or cross-reference thereto.

(b) Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a Schedule or in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item is required to be so included in a Schedule or in the Disclosure Schedule or represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect or Buyer Material Adverse Effect or that such item is outside the ordinary course of business.
(c) Each of the Sellers and Buyer acknowledge that as of the date of this Agreement the portion of the Net Purchase Price to be received by each Seller as required to be set forth on Schedule 1 is not determinable. Accordingly, the Sellers’ Representative shall deliver to Buyer no later than three (3) days prior to the Closing Date a completed Schedule 1 setting forth such information, which completed Schedule 1 shall be deemed to be effective for all purposes of this Agreement.
Section 12.6 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
Section 12.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 12.8 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, Buyer acknowledges that none of Sellers or any of its respective Subsidiaries and Affiliates or any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to the Company Group and Affiliates, the Interests or any of the assets or Liabilities of the Company Group and its Affiliates, or with respect to any other information provided to Buyer, whether on behalf of Sellers, the Company or such other Persons, including as to the probable success or profitability of the Company Group after the Closing. Neither Sellers nor any other Person will have or be subject to any Liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, document or material made available to Buyer in certain “data rooms,” management presentations or in any other form in expectation or contemplation of the transactions contemplated by this Agreement.
Section 12.9 Sellers’ Representative.
(a) Each of the Sellers hereby constitutes and appoints JFL Seller as its representative, attorney-in-fact and agent (the “Sellers’ Representative”) and authorizes it acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done, or which JFL Seller in its sole discretion considers necessary or desirable, in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby, as fully to all intents and purposes as such Seller might or could do in person, including paying all transaction fees and expenses and acting for and on behalf of each Seller in all respects under the Escrow Agreement. In the event of the incapacity or dissolution of JFL Seller, such other Person selected by those Sellers party hereto selling between them a majority of the Sellers’ Interests shall be deemed to be the Sellers’ Representative for all purposes of this Agreement upon notice of such selection to the Parties hereto by at least five (5) Business Days prior written notice with express reference to this Agreement.

(b) Any decision which is required to be made and/or any document which is required to be signed by the Sellers’ Representative for the purposes of this Agreement shall be deemed to have been duly made or signed if it is agreed or (as the case may be) signed by the Sellers’ Representative. Any consent or agreement or direction or waiver of the Sellers which is required or contemplated by this Agreement may be given or made by the Sellers’ Representative and if so given or made by the Sellers’ Representative shall be binding upon all Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same.
(c) The Sellers’ Representative is hereby authorized to act in the way contemplated by this Agreement and to take such decisions as it shall at its entire discretion determine and, provided it acts in good faith, the Sellers’ Representative shall have and accepts no Liability to any of the Sellers or to any other person other than Buyer in connection with or as a result of anything which such Sellers’ Representative does, refrains from doing or neglects or omits to do in connection with any matter relating to the Agreement.
(d) The Sellers’ Representative shall not be required to expend any of its own money on or in relation to the matters referred to in this Agreement unless it has been indemnified and secured (if and to the extent it so requires, to its full satisfaction) by the Sellers it represents in respect of the maximum amount of the expenses and other Liabilities of any kind which it reasonably considers that it will or may incur in connection with or as a result of such proceedings or such duties and such indemnity and security shall be such as to ensure that the Sellers’ Representative has immediate access to all such funds as it may require in order to meet all such expenses or other Liabilities as they fall due; provided, however, that the Sellers’ Representative shall be obliged to bear its appropriate proportion of such expenses and Liabilities. Each Seller hereby agrees to reimburse the Sellers’ Representative for and contribute to the payment and satisfaction of any amount or Liability incurred or expended by the Sellers’ Representative hereunder for which the Sellers’ Representative is not otherwise indemnified or secured as provided herein within five (5) Business Days of receiving a statement from the Sellers’ Representative setting forth in reasonable detail any such amount or Liability; provided, that each Seller shall be responsible only for its or his Pro Rata Share of any such amount. Each Seller hereby further agrees that the Sellers’ Representative shall be entitled to retain a portion of the Base Purchase Price sufficient in the Sellers’ Representative’s sole discretion to cover any anticipated costs, expenses or other Liabilities to be incurred by the Sellers’ Representative hereunder.
Section 12.10 Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
Section 12.11 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 12.12 Expenses. Unless otherwise provided herein, each of Buyer and Sellers agree to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to without limitation, the process leading to the execution of this Agreement, the negotiations and preparations of this Agreement and the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. Any costs to be borne by the Sellers pursuant to this Section 12.12 shall be apportioned amongst them in accordance with their Pro Rata Share. Buyer shall be obligated to pay any and all costs of any audit of any member of the Company Group as may be required to enable Buyer to obtain any financing or complete and file any filing by Buyer or an Affiliate of Buyer with any Governmental Authority or otherwise. Notwithstanding anything to the contrary in this Agreement, the provisions and covenants of this Section 12.12 will survive the Closing and will remain in force indefinitely.
Section 12.13 Currency and Exchange Rates. Unless otherwise specifically provided in this Agreement, references in this Agreement to any monetary sum expressed in a currency other than U.S. dollars shall, where such sum is referable to or is to be compared to a sum in U.S. dollars, be deemed to be a reference to an equivalent amount in U.S. dollars translated at the spot rate quoted by Bloomberg (screenpath: CURNCY BFIX, USD(+ 3 letter identifier of currency “converting from”), TERM = SPOT, DATE = (MM/DD/YYYY), TIME ZONE = NEW YORK, Amount to be selected from the 17:00 (5pm) time slot (or any successor or equivalent screenpath therefor)) at 5:00 p.m. local time on the relevant date for determination (or the next immediately following Business Day in the event the relevant date for determination is not a Business Day).
Section 12.14 Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.
Section 12.15 Consent to Jurisdiction; Waiver of Jury Trial.
(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the state courts of the State of New York and (ii) the United States District Court for the State of New York (and the appropriate appellate courts therefrom) for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 12.3 will be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York or (ii) the United States District Court for the State of New York (and the appropriate appellate courts therefrom), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.
(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON

CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 12.16 Specific Performance. Notwithstanding anything to the contrary contained herein, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would be inadequate and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity, without the need to post a bond or other security and without the necessity of proving damages.
Section 12.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
Section 12.18 Agent for Service.
(a) For the purpose of any suit, Action or other proceeding initiated by Buyer or any Buyer Indemnitee pursuant to this Agreement and otherwise in accordance with Section 12.15, each Management Seller hereby appoints the Sellers’ Representative as such Management Seller’s duly authorized agent in the United States upon whom process may be served in any such suit, Action or other proceeding. Such appointment of agent shall be effective unless and until (i) a successor agent authorized to perform such agency function is appointed, (ii) such successor accepts such appointment, and (iii) notice of such successor agent is sent to Buyer in accordance with the provisions of Section 12.3. The Person appointed at any time as such agent is referred to herein as the “Authorized Agent”. Buyer hereby acknowledges and agrees to the appointment of the Authorized Agent pursuant to this Section 12.18 and agrees that, for so long as an Authorized Agent has been duly appointed and is acting hereunder, any suit, Action or other proceeding initiated by Buyer or any Buyer Indemnitee will be effective if served upon the Authorized Agent. Each Management Seller hereby waives any defense based on insufficient service of process (or like defense) in any suit, Action or other proceeding initiated by Buyer or any Buyer Indemnitee provided that service is made on the Authorized Agent in accordance with this Section 12.18.
(b) The sole responsibility of the Authorized Agent hereunder shall be to send legal process received hereunder by the Authorized Agent on behalf of any Management Seller to the appropriate Management Seller in accordance with the notice provisions set forth in Section 12.3. Notwithstanding anything herein to the contrary, each Management Seller will provide the Authorized Agent in writing with ten (10) Business Days prior notice of any change to its address. The Authorized Agent shall have no responsibility for the receipt or non-receipt by any Management Seller of such legal process. Should such legal process be returned to the Authorized Agent for any reason, the Authorized Agent shall have no responsibility other than to return such legal process to the sender by first class mail.
(c) Each Management Seller hereby agrees, severally and not jointly and severally, to indemnify, hold harmless and defend the Authorized Agent from and against any and all claims, damages, liabilities and causes of action (including attorneys fees and costs) imposed upon, incurred by or asserted against the Authorized Agent, directly or indirectly, relating to or arising out of this Agreement and its appointment as agent for service of process hereunder.

(d) In the event JFL Seller (whether in its own capacity or in its capacity as the Sellers’ Representative) is serving as the Authorized Agent hereunder, such service shall not in any way (i) cause JFL Seller to become jointly and severally liable with the Management Sellers for any Damages for which Buyer or any other Buyer Indemnitee seek indemnification under this Agreement, the Escrow Agreement or the Collateral Agreement, or (ii) otherwise modify, replace or supplement the allocation of or limits on liability set forth in this Agreement, the Escrow Agreement or the Collateral Agreement.
* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

AIS GLOBAL HOLDINGS LLC

By:		/s/ Tig H. Krekel

	Name:	Tig H. Krekel
	Title:	Chairman

JFL-AIS PARTNERS, LLC

By:		/s/ Tig H. Krekel

	Name:	Tig H. Krekel
	Title:	Chairman

MANAGEMENT SELLERS

/s/ Christopher Holmes

BY

Christopher Holmes

NAME

/s/ Lynn Rinaldi

WITNESS

Executed at:

Cheshire	City	CT	State

(Signature Page to Purchase Agreement)

/s/ David Oldham

BY

David Oldham

NAME

/s/ Lynn Rinaldi

WITNESS

Executed at:

Cheshire	City	CT	State

/s/ Robert L. Nead

BY

Robert L. Nead

NAME

/s/ Lynn Rinaldi

WITNESS

Executed at:

Cheshire	City	CT	State

GOODRICH CORPORATION

By:	/s/ Joseph F. Andolino

	Name:	Joseph F. Andolino
	Title:	Vice President
(Signature Page to Purchase Agreement)

Disclosure Schedule

1.	Section 1.1: Disclosure Bundle Index

2.	Section 3.1: Organization of the Company and the Company Group

3.	Section 3.2: Noncontravention

4.	Section 3.3(a): Subsidiaries

5.	Section 3.3(b): Capitalization

6.	Section 3.4: Government Authorizations

7.	Section 3.5: Financial Statements

8.	Section 3.6: Absence of Certain Changes

9.	Section 3.7: Tax Matters

10.	Section 3.8(a): Owned Real Property

11.	Section 3.8(b): Leased Real Property

12.	Section 3.8(e): UK Real Property – Contingent Liabilities

13.	Section 3.9 (a): Intellectual Property

14.	Section 3.9(b) – (i): Use of Company Intellectual Property

15.	Section 3.10(a): Environmental Matters

16.	Section 3.11(a) and (b): Material Contracts

17.	Section 3.11(c) — (q): Government Material Contracts

18.	Section 3.12: Insurance

19.	Section 3.13: Litigation

20.	Section 3.14(a): US Employee Matters

21.	Section 3.14(b): UK Employee Matters

22.	Section 3.14(c): UK Pensions

23.	Section 3.15: Legal Compliance

24.	Section 3.16: Permits

25.	Section 3.17: Export Controls Compliance

26.	Section 3.18: Brokers’ Fees

27.	Section 3.19: No Undisclosed Liabilities

28.	Section 3.20: Title to Tangible Assets

29.	Section 3.21: Accounts Receivables

30.	Section 3.22: Affiliate Transactions

31.	Section 3.23: Bank Accounts; Powers of Attorney

32.	Section 3.24: Books and Records

33.	Section 3.25: Internal Controls

34.	Section 3.26: No Gifts or Similar Benefits

35.	Section 3.27: Asbestos Matters

36.	Section 3.28: Solvency

37.	Section 3.29(a): Sufficiency of Assets

38.	Section 3.29(b): Condition of Assets

39.	Section 3.30: BAe Benefit; Non-Action

40.	Section 4.1: SSSL Organization

41.	Section 4.2: SSSL Equity Interests; SSSL Capitalization

42.	Section 4.3: SSSL Taxes

43.	Section 4.4: SSSL Employees

44.	Section 4.5: SSSL Real Property

45.	Section 4.6: SSSL Intellectual Property

46.	Section 5.1: Organization of Sellers

47.	Section 5.2: Authorization of Sellers

48.	Section 5.3: Ownership of Interests

49.	Section 5.4: Noncontravention

50.	Section 5.5: Brokers’ Fees

51.	Section 7.1: Conduct of the Company

52.	Section 7.2: Access to Information and Personnel

53.	Section 7.9: Inspection and Repair

54.	Section 9.4(a): US Employee Matters